Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among:

TURNING POINT THERAPEUTICS, INC.,

a Delaware corporation;

BRISTOL-MYERS SQUIBB COMPANY,

a Delaware corporation; and

RHUMBA MERGER SUB INC.,

a Delaware corporation

Dated as of June 2, 2022

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TABLE OF CONTENTS

(continued)

		Page
4.9	Acknowledgement by Parent and Purchaser	25
4.10	Brokers and Other Advisors	26
SECTION 5.	CERTAIN COVENANTS OF THE COMPANY	26
5.1	Access to Information	26
5.2	Operation of the Company’s Business	26
5.3	No Solicitation	30
SECTION 6.	ADDITIONAL COVENANTS OF THE PARTIES	31
6.1	Company Board Recommendation	31
6.2	Filings, Consents and Approvals	33
6.3	Company Stock Awards	35
6.4	Employee Benefits	35
6.5	Indemnification of Officers and Directors	37
6.6	Securityholder Litigation	38
6.7	Additional Agreements	38
6.8	Disclosure	39
6.9	Takeover Laws; Advice of Changes	39
6.10	Section 16 Matters	39
6.11	Rule 14d-10 Matters	39
6.12	Purchaser Stockholder Consent	40
6.13	Stock Exchange Delisting; Deregistration	40
SECTION 7.	CONDITIONS PRECEDENT TO THE MERGER	40
7.1	No Restraints	40
7.2	Consummation of Offer	40
SECTION 8.	TERMINATION	40
8.1	Termination	40
8.2	Effect of Termination	42
8.3	Expenses; Termination Fee	42
SECTION 9.	MISCELLANEOUS PROVISIONS	44
9.1	Amendment	44
9.2	Waiver	44
9.3	No Survival of Representations, Warranties	44
9.4	Entire Agreement; Counterparts	44
9.5	Applicable Laws; Jurisdiction; Specific Performance; Remedies	44
9.6	Assignability	45
9.7	No Third Party Beneficiaries	45
9.8	Notices	46
9.9	Severability	46
9.10	Obligation of Parent	47
9.11	Transfer Taxes	47
9.12	Company Disclosure Schedule	47
9.13	Construction	47

Exhibits

Exhibit A	Definitions	A-1
Exhibit B	Form of Certificate of Incorporation of Surviving Corporation	B-1
Exhibit C	Form of Bylaws of Surviving Corporation	C-1

Annexes

Annex I	Conditions to the Offer	1

ii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of June 2, 2022, by and among: BRISTOL-MYERS SQUIBB COMPANY, a Delaware corporation (“Parent”); RHUMBA MERGER SUB INC., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”); and TURNING POINT THERAPEUTICS, INC., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A.    Upon the terms and subject to the conditions of this Agreement, Parent has agreed to cause Purchaser to commence a cash tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to acquire all of the outstanding shares of Company Common Stock (the “Shares”) for $76.00 per Share (such amount or any higher amount per share paid pursuant to the Offer, being the “Offer Price”) to the seller in cash, without interest, subject to any applicable withholding Taxes.

B.    Following the consummation of the Offer, Purchaser will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger (the “Surviving Corporation”), on the terms and subject to the conditions set forth in this Agreement, whereby, except as expressly provided in Section 2.5, (i) each issued and outstanding Share (other than Excluded Shares) as of the Effective Time shall be converted into the right to receive the Offer Price, without interest, subject to any applicable withholding Taxes, and (ii) the Company shall become a direct wholly owned Subsidiary of Parent as a result of the Merger.

C.    The board of directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the Transactions are advisable to, and in the best interest of, the Company and its stockholders, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, (iii) agreed that this Agreement shall be subject to Section 251(h) of the DGCL, and (iv) resolved to recommend that the stockholders of the Company tender their Shares pursuant to the Offer (the recommendation of the Company Board, the “Company Board Recommendation”).

D.    The board of directors of each of Parent and Purchaser have approved this Agreement and the Transactions and declared it advisable for Parent and Purchaser, respectively, to enter into this Agreement.

E.    Each of Parent, Purchaser and the Company acknowledges and agrees that the Merger shall be effected pursuant to Section 251(h) of the DGCL and shall, subject to satisfaction of the conditions set forth in this Agreement, be consummated as soon as practicable following the Offer Acceptance Time.

AGREEMENT

The Parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1. THE OFFER

1.1    The Offer.

(a)    Commencement of the Offer. Provided that this Agreement shall not have been terminated in accordance with Section 8, as promptly as practicable after the date of this Agreement but in no event later than June 20, 2022, Purchaser shall (and Parent shall cause Purchaser to) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer.

(b)    Terms and Conditions of the Offer. Subject to the terms and conditions of this Agreement, including the prior satisfaction of the Minimum Condition and the satisfaction or waiver of the other conditions set forth in Annex I (collectively, the “Offer Conditions”), as soon as practicable after the Expiration Date, Purchaser shall (and Parent shall cause Purchaser to) consummate the Offer in accordance with its terms, and promptly accept for payment and promptly thereafter pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer. The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that contains the terms set forth in this Agreement and the Offer Conditions. Purchaser expressly reserves the right to (i) increase the Offer Price, (ii) waive any Offer Condition and (iii) make any other changes in the terms and conditions of the Offer not inconsistent with the terms of this Agreement; provided, however, that without the prior written consent of the Company, Purchaser shall not (A) decrease the Offer Price, (B) change the form of consideration payable in the Offer, (C) decrease the maximum number of Shares sought to be purchased in the Offer, (D) impose conditions or requirements to the Offer in addition to the Offer Conditions, (E) amend or modify any of the Offer Conditions or any other terms or conditions of this Agreement in a manner that adversely affects, or could reasonably be expected to adversely affect, any holder of Shares or that could, individually or in the aggregate, reasonably be expected to prevent or delay the consummation of the Offer or prevent, delay or impair the ability of Parent or Purchaser to consummate the Offer, the Merger or the other Transactions, (F) change or waive the Minimum Condition or the Regulatory Condition, (G) terminate the Offer or accelerate, extend or otherwise change the Expiration Date in a manner other than as required or permitted by this Agreement or (H) provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act.

(c)    Expiration and Extension of the Offer. The Offer shall initially be scheduled to expire at one minute following 11:59 p.m., Eastern Time, on the 20th business day following the Offer Commencement Date, determined as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act, unless otherwise agreed to in writing by Parent and the Company (such date or such subsequent date to which the expiration of the Offer is extended in accordance with the terms of this Agreement, the “Expiration Date”). Subject to the Parties’ respective termination rights under Section 8: (i) if, as of the scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived, and if permitted hereunder and under any applicable Laws, Purchaser may, in its discretion (and without the consent of the Company or any other Person), extend the Offer on one or more occasions, for additional periods of up to ten business days per extension, to permit such Offer Condition to be satisfied; (ii) Purchaser shall extend the Offer from time to time for: (A) any period required by any applicable Law, any interpretation or position of the SEC or its staff or Nasdaq or its staff, in each case, applicable to the Offer; and (B) periods of up to ten business days per extension, until any waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act or any other Antitrust Laws in a jurisdiction identified in Part 6.2(d) of the Company Disclosure Schedule shall have expired or been terminated; and (iii) if, as of the scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived, at the request of the Company, Purchaser shall extend the Offer on one or more occasions, for additional periods of up to ten business days per extension, to permit such Offer Condition to be satisfied; provided, however, that in no event shall Purchaser: (1) be required to extend the Offer beyond the earliest to occur of (the “Extension Deadline”) (x) the valid termination of this Agreement in compliance with Section 8 and (y) the End Date; (2) be permitted to extend the Offer beyond the Extension Deadline without the prior written consent of the Company or (3) be required to extend the Offer for more than three additional consecutive increments of ten business days if at any then scheduled Expiration Date, all of the Offer Conditions (other than the Minimum Condition and any Offer Conditions that are by their nature to be satisfied at the Offer Acceptance Time) have been satisfied or waived and the Minimum Condition has not been satisfied. Purchaser may not terminate or withdraw the Offer prior to any scheduled Expiration Date (or any rescheduled Expiration Date) without the prior written consent of the Company, except in the event that this Agreement is terminated pursuant to Section 8.

(d)    Termination of Offer. In the event that this Agreement is terminated pursuant to the terms of this Agreement, Purchaser shall (and Parent shall cause Purchaser to) promptly (and, in any event, within one business day of such termination), irrevocably and unconditionally terminate the Offer and shall not acquire any Shares pursuant to the Offer. If the Offer is terminated or withdrawn by Purchaser, Purchaser shall promptly return, and shall cause any depository acting on behalf of Purchaser to return, in accordance with applicable Laws, all tendered Shares to the registered holders thereof.

(e)    Offer Documents. As promptly as practicable on the Offer Commencement Date, Parent and Purchaser shall (i) file with the SEC a tender offer statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”) that will contain or incorporate by reference the Offer to Purchase and form of the related letter of transmittal and (ii) cause the Offer to Purchase and related documents to be disseminated to holders of Shares. Parent and Purchaser agree that they shall cause the Schedule TO and all amendments, supplements and exhibits thereto (which together constitute the “Offer Documents”) filed by either Parent or Purchaser with the SEC to comply in all material respects with the Exchange Act and the rules and regulations thereunder and other applicable Laws. Each of Parent, Purchaser and the Company agrees to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, or to correct any material omissions therefrom, and Parent further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company shall promptly furnish or otherwise make available to Parent and Purchaser or Parent’s legal counsel all information concerning the Company and the Company’s stockholders that may be required in connection with any action contemplated by this Section 1.1(e). The Company and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents prior to the filing thereof with the SEC. Parent and Purchaser agree to provide the Company and its counsel with any comments Parent, Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments. Parent and Purchaser shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff and a reasonable opportunity to participate in any discussions with the SEC or its staff concerning such comments. Parent and Purchaser shall respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer. The obligations of the Company, Parent and Purchaser in this Section 1.2(e) shall not apply if the Company Board effects a Company Adverse Change Recommendation in accordance with Section 6.1.

(f)    Payment; Funds. Without limiting the generality of Section 9.10, Parent shall cause to be provided to Purchaser all of the funds necessary to purchase any Shares that Purchaser becomes obligated to purchase pursuant to the Offer, and shall cause Purchaser to perform, on a timely basis, all of Purchaser’s obligations under this Agreement. Parent and Purchaser shall, and each of Parent and Purchaser shall ensure that all of their respective controlled Affiliates shall, tender any Shares held by them into the Offer.

(g)    Adjustments. If, between the date of this Agreement and the Offer Acceptance Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Offer Price shall be appropriately adjusted.

(h)    Acceptance. Subject only to the satisfaction or, to the extent waivable by Purchaser or Parent, waiver by Purchaser or Parent of each of the Offer Conditions, Purchaser shall (and Parent shall cause Purchaser to) promptly after the Expiration Date (i) irrevocably accept for payment all Shares tendered (and not validly withdrawn) pursuant to the Offer and (ii)  pay for such Shares.

1.2    Company Actions.

(a)    Schedule 14D-9. As promptly as practicable on the Offer Commencement Date, following the filing by Parent and Purchaser of the Schedule TO, the Company shall file with the SEC and disseminate to the holders of Shares, in each case as and to the extent required by applicable Law, a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments, supplements and exhibits thereto, the “Schedule 14D-9”) that (i) unless the Company Board has made a Company Adverse Change

Recommendation in accordance with Section 6.1(b), shall reflect the Company Board Recommendation and (ii) shall include a notice of appraisal rights and other information in accordance with Section 262(d)(2) of the DGCL. The Company agrees that it shall cause the Schedule 14D-9 to comply in all material respects with the Exchange Act and other applicable Laws. Unless requested otherwise by the Company, Parent shall cause the Schedule 14D-9 to be disseminated to the holders of Shares together with the Offer Documents. Each of Parent, Purchaser and the Company agrees to respond promptly to any comments of the SEC or its staff and to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and to correct any material omissions therefrom, and the Company further agrees to use all reasonable efforts to cause the Schedule 14D-9 as so corrected to be promptly filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent and Purchaser shall promptly furnish or otherwise make available to the Company or its legal counsel all information concerning Parent and Purchaser and their stockholders that may be required in connection with any action contemplated by this Section 1.2(a) so as to enable the Company to comply with its obligations hereunder. Parent and its counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the SEC. The Company agrees to provide Parent and its counsel with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments. The Company shall provide Parent and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff and a reasonable opportunity to participate in any discussions with the SEC or its staff concerning such comments. The Company shall respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9. The obligations of the Company, Parent and Purchaser in this Section 1.2(a) shall not apply if the Company Board effects a Company Adverse Change Recommendation in accordance with Section 6.1.

(b)    Stockholder Lists. The Company shall promptly furnish, or cause to be promptly furnished, to Parent a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case accurate and complete as of the most recent practicable date, and shall provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the commencement of the Offer. Parent and Purchaser and their agents shall hold in confidence the information contained in any such labels, lists and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall promptly deliver, and shall use their reasonable best efforts to cause their agents to deliver, to the Company (or destroy) all copies and any extracts or summaries from such information then in their possession or control and, if requested by the Company, promptly certify to the Company in writing that all such material has been returned or destroyed.

SECTION 2. MERGER TRANSACTION

2.1    Merger of Purchaser into the Company. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with Section 251(h) of the DGCL, at the Effective Time, the Company and Parent shall consummate the Merger, whereby Purchaser will be merged with and into the Company, the separate existence of Purchaser will cease, and the Company will continue as the Surviving Corporation.

2.2    Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

2.3    Closing; Effective Time.

(a)    Unless this Agreement shall have been terminated pursuant to Section 8, and unless otherwise mutually agreed in writing between the Company, Parent and Purchaser, the consummation of the Merger (the “Closing”) shall take place remotely as promptly as reasonably practicable, on the same date as the Offer Acceptance Time, following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

(b)    Subject to the provisions of this Agreement, concurrently with the Closing or as soon as practicable thereafter on the Closing Date, the Company and Purchaser shall file or cause to be filed a certificate of merger with the Secretary of State of the State of Delaware with respect to the Merger, in such form as required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL. The Merger shall become effective upon the date and time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or such later date and time as is agreed upon in writing by the Parties and specified in the certificate of merger (such date and time, the “Effective Time”).

2.4    Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a)    Subject to Section 6.5, the certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the form of certificate of incorporation attached hereto as Exhibit B;

(b)    subject to Section 6.5, the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the form of bylaws attached hereto as Exhibit C; and

(c)    the directors of the Surviving Corporation immediately after the Effective Time shall be the individuals who are the directors of Purchaser immediately prior to the Effective Time, and the officers of the Surviving Corporation immediately after the Effective Time shall be the individuals who are officers of the Company immediately prior to the Effective Time.

2.5    Conversion of Shares.

(a)    At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Purchaser, the Company or any stockholder of the Company:

(i)    any Shares then held by the Company (or held in the Company’s treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii)    any Shares then held by Parent, Purchaser or any other direct or indirect wholly owned Subsidiary of Parent shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii)    any Shares irrevocably accepted for purchase in the Offer shall no longer be outstanding and shall be canceled and shall cease to exist, and no additional consideration shall be delivered in exchange therefor;

(iv)    except as provided in clauses “(i)”, “(ii)” and “(iii)” above and subject to Section 2.5(b), each Share outstanding immediately prior to the Effective Time (other than any Dissenting Shares) shall be converted into the right to receive the Offer Price (the “Merger Consideration”), without interest, subject to any applicable withholding of Taxes, and each holder of a Certificate or a Book-Entry Share shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such Certificate or Book-Entry Share in accordance with Section 2.6; and

(v)    each share of the common stock, $0.01 par value per share, of Purchaser outstanding immediately prior to the Effective Time shall be converted into one share of common stock, $0.01 par value per share, of the Surviving Corporation.

(b)    If, between the date of this Agreement and the Effective Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted.

2.6    Surrender of Certificates; Stock Transfer Books.

(a)    Prior to the Offer Acceptance Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Depository Agent”) for holders of Shares to receive the aggregate Offer Price to which such holders shall become entitled pursuant to Section 1.1(b) and to act as agent (the “Paying Agent”) for holders of Shares to receive the aggregate Merger Consideration to which such holders shall become entitled pursuant to Section 2.5. The Paying Agent Agreement pursuant to which Parent shall appoint the Paying Agent shall be in form and substance reasonably acceptable to the Company. At or promptly following the Offer Acceptance Time but prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Depository Agent cash sufficient to make payment of the aggregate Offer Price payable pursuant to Section 1.1(b) and with the Paying Agent cash sufficient to make payment of the aggregate Merger Consideration payable pursuant to Section 2.5 (such deposits together, the “Payment Fund”). The Payment Fund shall not be used for any purpose other than to pay the aggregate Offer Price in the Offer and the aggregate Merger Consideration in the Merger. The Payment Fund may be invested by the Paying Agent as directed by the Surviving Corporation; provided that such investments shall be (1) in obligations of or guaranteed by the United States of America in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, (2) in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or (3) in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, (i) no such investment will relieve Parent, Purchaser, or the Paying Agent from making the payments required by this Section 2 and (ii) no such investment will have maturities that could prevent or delay payments to be made pursuant to this Agreement.

(b)    Promptly after the Effective Time (but in no event later than three business days thereafter), the Surviving Corporation shall cause to be delivered to each Person who was, at the Effective Time, a holder of record of Shares (other than the holders of Excluded Shares) entitled to receive the Merger Consideration pursuant to Section 2.5(a)(iv), (i) in the case of holders of record of Certificated Shares, a form of letter of transmittal in reasonable and customary form (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal and (ii) in the case of Book-Entry Shares, a customary “agent’s message” with respect to such Book-Entry Shares. Upon surrender to the Paying Agent of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares, together with, in the case of Certificated Shares, such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificates or Book-Entry Shares, and such Certificates and Book-Entry Shares shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificates or Book-Entry Shares for the benefit of the holder thereof. If the payment of any Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificates formerly evidencing the Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or shall have established to the reasonable satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.

(c)    At any time following 12 months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Certificates or Book-Entry Shares (including, all interest and other income received by the Paying Agent in respect of all Payment Funds), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar Laws) only as general creditors thereof with respect to the Merger Consideration that may be payable upon due surrender of the Certificates or Book-Entry Shares held by them. Neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of Certificates or Book-Entry Shares for the Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar Laws. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Body shall become, to the extent permitted by applicable Laws, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(d)    At the close of business on the Closing Date, the stock transfer books of the Company with respect to the Shares shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable Laws.

(e)    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate (which shall not exceed the Merger Consideration payable with respect to such Certificate), the Paying Agent will pay (less any amounts entitled to be deducted or withheld pursuant to Section 2.9), in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate, as contemplated by this Section 2.

2.7    Dissenters’ Rights. All Shares outstanding immediately prior to the Effective Time, and held by holders who are entitled to appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such shares in the time and manner provided in Section 262 of the DGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (the “Dissenting Shares”), shall not be converted into the right to receive Merger Consideration, but shall, by virtue of the Merger, be cancelled and no longer outstanding, shall cease to exist and the holder thereof shall be entitled to only such consideration as shall be determined pursuant to Section 262 of the DGCL in respect of any such shares; provided that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to appraisal, such holder’s Shares shall be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration without any interest thereon (less any amounts entitled to be deducted or withheld pursuant to Section 2.9), and such Shares shall not be deemed to be Dissenting Shares. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. The Company shall provide each of the holders of Shares as of the record date for the purpose of receiving the notice required by Section 262(d) of the DGCL with the notice contemplated thereby as part of the Schedule 14D-9.

2.8    Treatment of Options, RSUs and PSUs. Except as otherwise agreed between Parent and the holder of the relevant award in writing:

(a)    Each Option that is outstanding as of immediately prior to the Effective Time shall accelerate and become fully vested and exercisable effective immediately prior to, and contingent upon the occurrence of, the Effective Time. As of the Effective Time, by virtue of the Merger and without any further action on the part of the relevant holder thereof, Parent, Purchaser or the Company, each Option that is then outstanding and unexercised as of immediately before the Effective Time shall be cancelled and converted into solely the right to receive cash, without interest, in an amount equal to the product of (i) the total number of Shares subject to such fully vested Option immediately prior to the Effective Time, multiplied by (ii) the excess of (x) the Merger Consideration over (y) the exercise price payable per Share under such Option, which amount shall be paid in accordance with Section 2.8(d) (the “Option Consideration”). No holder of an Option that has an exercise price per Share that is equal to or greater than the Merger Consideration shall be entitled to any payment with respect to such Option before or after the Effective Time, and such Option shall be canceled and retired and shall cease to exist as of the Effective Time, and no consideration shall be delivered in exchange therefor.

(b)    Each restricted stock unit award granted pursuant to any of the Company Equity Plans or otherwise (each, an “RSU” and together, the “RSUs”) that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, shall, by virtue of the Merger and without any further action on the part of the relevant holder thereof, Parent, Purchaser or the Company, be cancelled and converted into solely the right to receive cash, without interest, in an amount equal to (i) the total number of Shares issuable in settlement of such RSU immediately prior to the Effective Time without regard to vesting, multiplied by (ii) the Merger Consideration for each Share issuable in settlement of such RSU immediately prior to the Effective Time, which amount shall be paid in accordance with Section 2.8(d) (the “RSU Consideration”).

(c)    Each performance stock unit award granted pursuant to any of the Company Equity Plans or otherwise (each, an “PSU” and together, the “PSUs”) that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, shall, by virtue of the Merger and without any further action on the part of the relevant holder thereof, Parent, Purchaser or the Company, be cancelled and converted into solely the right to receive cash, without interest, in an amount equal to (i) either (A) in the case of any PSU granted in calendar year 2021 or in January 2022, 50% of the total number of Shares issuable in settlement of such PSU immediately prior to the Effective Time, or (B) in the case of any PSU granted in February 2022, 100% of the total number of Shares issuable in settlement of such PSU immediately prior to the Effective Time, multiplied by (ii) the Merger Consideration for each Share issuable in settlement of such PSU immediately prior to the Effective Time, which amount shall be payable in accordance with Section 2.8(d) (the “PSU Consideration”).

(d)    As soon as reasonably practicable after the Effective Time (but no later than five business days after the Effective Time), Parent shall, or shall cause the Surviving Corporation or a Subsidiary of the Surviving Corporation to, pay through the Surviving Corporation’s or the applicable Subsidiary’s payroll the aggregate Option Consideration, RSU Consideration and PSU Consideration payable with respect to Options, RSUs and PSUs held by current or former employees of the Company (net of any withholding Taxes required to be deducted and withheld by applicable Laws in accordance with Section 2.9); provided, however, that to the extent the holder of an Option, RSU or PSU is not, and was not at any time during the vesting period of the Option, RSU or PSU, an employee of the Company for employment tax purposes, the Option Consideration, RSU Consideration or PSU Consideration payable pursuant to this Section 2.8 with respect to such Option, RSU or PSU (as applicable) shall be deposited in the Payment Fund and paid by the Paying Agent in the manner described in Section 2.6.

2.9    Withholding. Each of the Paying Agent, Parent, Purchaser, and the Surviving Corporation shall be entitled to deduct and withhold from any cash amounts payable pursuant to this Agreement such amounts as it is required to deduct and withhold therefrom under applicable Tax Laws. To the extent that such amounts are so deducted and withheld and properly remitted to the appropriate Governmental Body, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

2.10    Further Action. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Purchaser and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Purchaser, in the name of the Company and otherwise) to take such action.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Purchaser as follows (it being understood that each representation and warranty contained in Section 3 is subject to (a) exceptions and disclosures set forth in the Company Disclosure Schedule (subject to Section 9.12) and (b) disclosure in the Company SEC Documents filed prior to the date of this Agreement other than any cautionary or forward-looking information contained in any such Company SEC Documents, including information contained in the “Risk Factors” or “Forward-Looking Statements” sections of such Company SEC Documents (provided that nothing disclosed in the Company SEC Documents shall be deemed a qualification of, or modification to, the representations and warranties set forth in subsections (a) and (b) of Section 3.1 (Due Organization; Subsidiaries, Etc.), Section 3.3 (Capitalization, Etc.), the first sentence of Section 3.5 (Absence of Changes), Section 3.21 (Authority; Binding Nature of Agreement), Section 3.22 (Section 203 of the DGCL Section 3.23 (Merger Approval) and Section  3.24 (Non-Contravention; Consents)):

3.1     Due Organization; Subsidiaries, Etc.

(a)    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; and (ii) to own and use its assets in the manner in which its assets are currently owned and used, except where any failure of such power and authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company is qualified or licensed to do business as a foreign Entity, and is in good standing, in each jurisdiction where the nature of its business requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, does not have and would not reasonably be expected to have a Material Adverse Effect.

(b)    The Company does not have any Subsidiaries.

(c)    The Company does not own any capital stock of, or any other equity interest of, or any equity interest of any nature in, any other Entity. The Company has not agreed and is not obligated to make, and is not bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

3.2    Certificate of Incorporation and Bylaws. The Company has delivered or made available to Parent or Parent’s Representatives accurate and complete copies of its certificate of incorporation and bylaws, including all amendments thereto, as in effect on the date hereof.

3.3    Capitalization, Etc.

(a)    The authorized capital stock of the Company consists of: (i) 200,000,000 Shares, of which 49,685,579 Shares have been issued or are outstanding as of the close of business on the Reference Date; and (ii) 10,000,000 shares of Company Preferred Stock, none of which are issued or outstanding as of the close of business on the Reference Date. All of the outstanding Shares have been, and all Shares issuable upon exercise of Options or settlement of RSUs or PSUs will be when issued, duly authorized and validly issued, and are fully paid and nonassessable and free of preemptive rights.

(b)    (i) None of the outstanding Shares is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right, (ii) none of the outstanding Shares is subject to any right of first refusal in favor of the Company, (iii) there are no outstanding bonds, debentures, notes or other Indebtedness of the Company having a right to vote on any matters on which the stockholders of the Company have a right to vote and (iv) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any Share. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Shares. The Company Common Stock constitutes the only outstanding class of securities of the Company registered under the Securities Act.

(c)    As of the close of business on the Reference Date: (i) 6,606,340 Shares are subject to issuance pursuant to Options granted and outstanding under the Company Equity Plans (which have a weighted average exercise price of $42.79 per Share); (ii) 917,452 Shares are subject to or otherwise deliverable in connection with outstanding RSUs under Company Equity Plans; (iii) 252,779 Shares are subject to or otherwise deliverable in connection with outstanding PSUs under Company Equity Plans (assuming achievement of all performance goals in full at maximum levels); (iv) 32,988 Shares are estimated to be subject to outstanding purchase rights under the ESPP (assuming that the closing price per Share as reported on the purchase date for the current offering period was equal to the Offer Price and employee contributions continue until such purchase date at the levels in place as of the Reference Date); (v) 3,300,945 Shares were reserved and available for issuance pursuant to the Company Equity Plans; and (vi) 202,046 Shares were reserved and available for purchase under the ESPP. The Company has delivered or made available to Parent or Parent’s Representatives copies of all Company Equity Plans covering the Options, RSUs and PSUs outstanding as of the date of this Agreement and the forms of all stock option agreements evidencing such Options and forms of stock unit agreements evidencing such RSUs or PSUs. Other than as set forth in this Section 3.3(c), there are no issued, reserved for issuance, outstanding or authorized stock option, restricted stock unit award, stock appreciation, phantom stock, profit participation or similar rights or equity-based awards with respect to the Company.

(d)    Part 3.3(d) of the Company Disclosure Schedule sets forth a true and complete list, as of the Reference Date, of all Company Stock Awards, including: (i) for each outstanding Option, the name of the holder, the number of Shares issuable upon exercise, the exercise price and the applicable grant date and expiration date, (ii) for each outstanding RSU, the name of the holder, the number of Shares underlying such RSU and the applicable grant date, (iii) for each outstanding PSU, the name of the holder, the number of Shares underlying such PSU (assuming achievement of all performance goals in full at maximum levels) and the applicable grant date, and (iv) the maximum number of Shares issuable under the ESPP at the end of the current purchase period.

(e)    Except as set forth in this Section 3.3, as of the close of business on the Reference Date, there are no: (i) outstanding shares of capital stock, or other equity interests in the Company; (ii) outstanding subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire any shares of capital stock, restricted stock units, stock-based performance units or any other rights that are linked to, or the value of which is in any way based on or derived from the value of, any shares of capital stock or other securities of the Company; (iii) outstanding securities, instruments, bonds, debentures, notes or obligations that are or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; or (iv) stockholder rights plans (or similar plan commonly referred to as a “poison pill”) or Contracts under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

3.4    SEC Filings; Financial Statements.

(a)    Since January 1, 2020, the Company has filed or furnished on a timely basis all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by the Company with the SEC (the “Company SEC Documents”). As of their respective filing dates (or if amended, as of the date of such amendment and, in the case of registration statements, as of the date of effectiveness), the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents and, except to the extent that information contained in such Company SEC Document has been revised, amended, modified or superseded (prior to the date of this Agreement) by a later filed Company SEC Document, none of the Company SEC Documents when filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)    The consolidated financial statements (including any related notes and schedules) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or as permitted by Regulation S-X, or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act); and (iii) fairly present, in all material respects, the financial position of the Company and as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby (subject, in the case of the unaudited financial statements, to normal and recurring year-end adjustments that are not, individually or in the aggregate, material). No financial statements of any Person are required by GAAP to be included in the consolidated financial statements of the Company.

(c)    The Company has designed and maintains, and at all times since January 1, 2020 has maintained, a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on the financial statements. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, since January 1, 2020, neither the Company nor, to the knowledge of the Company, the Company’s independent registered accountant has identified or been made aware of: (A) any “significant deficiency” or “material weakness” in the design or operation of internal control over financial reporting utilized by the Company; (B) any illegal act or fraud, whether or not material, that involves the management or other employees of the Company; or (C) any claim or allegation regarding any of the foregoing.

(d)    The Company maintains, and at all times since January 1, 2020 has maintained, disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act that are designed to ensure that all information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(e)    The Company is not a party to nor has any obligation or other commitment to become a party to any securitization transaction, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose Entity, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or other Company SEC Documents.

(f)    As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents. To the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company.

(g)    Each document required to be filed by the Company with the SEC in connection with the Offer (the “Company Disclosure Documents”) (including the Schedule 14D-9), and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act. The Company Disclosure Documents, at the time of the filing of such Company Disclosure Documents or any supplement or amendment thereto with the SEC and at the time such Company Disclosure Documents or any supplements or amendments thereto are first distributed or disseminated to the Company’s stockholders, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(i)    The information with respect to the Company that is furnished to Parent or Purchaser by or on behalf of the Company specifically for use or incorporation by reference in the Schedule TO and the Offer Documents, (including any amendments or supplements thereto), at the time of the filing of the Schedule TO (including any amendments or supplements thereto) and at the time of any distribution or dissemination of the Offer Documents (including any amendments or supplements thereto), will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(ii)    The Company makes no representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Purchaser for inclusion or incorporation by reference in the Company Disclosure Documents.

3.5    Absence of Changes. Since December 31, 2021, through the date of this Agreement, there has not occurred any event, change, action, failure to act or transaction that, individually or in the aggregate, has had or would be reasonably expected to have, a Material Adverse Effect. Since December 31, 2021, the Company has operated in the ordinary course of business in all material respects (except for execution and performance of this Agreement and the discussions and negotiations related thereto). Since December 31, 2021, through the date of this Agreement, the Company has not taken any action that, if taken after the date of this Agreement without Parent’s consent, would constitute a breach of the covenants set forth in any of clauses (vii), (ix), (xx), (xxi) or (xxiii) (solely as relates to the foregoing) of Section 5.2(b).

3.6    Title to Assets. The Company has good and valid title to all material assets (excluding intellectual property, which is covered under Section 3.8) owned by it, including all material assets reflected on the Company’s unaudited balance sheet in the last Quarterly Report on Form 10-Q filed by the Company with the SEC (the “Balance Sheet”) and not sold or otherwise disposed of in the ordinary course of business since the date of such Balance Sheet, free and clear of all Encumbrances other than Permitted Encumbrances and except where such failure would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.7    Real Property.

(a)    The Company does not own any real property.

(b)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company holds a valid and existing leasehold interest in the material real property that is leased, subleased or sub-subleased by the Company from another Person (the “Leased Real Property”), free and clear of all Encumbrances other than Permitted Encumbrances and Encumbrances described in the leases, subleases or sub-subleases with respect to real property to which the Company is a party. As of the date of this Agreement, the Company has not received any written notice regarding any violation or breach or default under any Company Lease that has not since been cured, except for violations or breaches that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

3.8    Intellectual Property.

(a)    Part 3.8(a) of the Company Disclosure Schedule identifies a complete list of all Registered IP included in the Company Owned IP and Company Exclusively Licensed IP (collectively, “Company Registrations”) and for each, specifies the following: (i) the name of the applicant/registrant, (ii) the jurisdiction of application/registration, (iii) the application, Patent or registration number and (iv) the owner and any other co-owners, for each item of Registered IP owned in whole or in part or exclusively in-licensed by the Company and, if the owner is not the Company, the corresponding license agreement(s) pursuant to which the Company has the right to use such Intellectual Property Rights. To the knowledge of the Company, each of the Patents and Patent applications included in the Company Owned IP that is Registered IP properly identifies by name each and every inventor of the inventions claimed therein as determined in accordance with applicable Laws of the United States and the Company has complied in all material respects with all applicable Laws in connection with the filing and prosecution of each such Patent included in the Company Owned IP (including filing assignments of any such Patents to the Company properly executed pursuant to a valid and enforceable assignment agreement and recorded with the applicable Governmental Body in accordance with applicable Laws). With respect to all Registered IP included in the Company Owned IP, and to the knowledge of the Company with respect to all Registered IP included in the Company Exclusively Licensed IP, no inventorship challenge, cancellation, inter partes review, derivative proceeding, interference, opposition, reissue, reexamination, invalidity or unenforceability, or other proceeding of any nature (other than patent prosecution activities being conducted before a Governmental Body in the ordinary course of business) is or has been pending or, (to the knowledge of the Company) threatened in writing, with respect to any such Company Registrations, including any such proceeding in which the scope, validity, enforceability, registerability, patentability, inventorship, use or ownership of any Company Registration, including the Registered IP listed on Part 3.8(a) of the Company Disclosure Schedule is being or has been contested or challenged. With respect to all Registered IP included in the Company Owned IP, and to the knowledge of the Company with respect to all Registered IP included in the Company Exclusively Licensed IP, each such Company Registration is subsisting and in full force and effect, and to the knowledge of the Company, each such issued or registered Company Registration is valid and enforceable.

(b)    The Company solely owns all right, title and interest in and to all Company Owned IP (other than as disclosed on Part 3.8(a) of the Company Disclosure Schedule), free and clear of all Encumbrances other than Permitted Encumbrances and has the right, pursuant to valid and enforceable agreements to use all other Intellectual Property Rights necessary for, or used in or held for use by, the Company in its businesses as currently conducted, including all Company Registrations, Company Owned IP and Company Exclusively Licensed IP (collectively, the “Company IP”) and, to the knowledge of the Company, the Company IP constitutes all the Intellectual Property Rights necessary for the exercise of the Covered Rights as currently planned. Each Company Associate, or other Person, involved in the conception, reduction to practice, creation or other development of any material Company IP has signed a valid and enforceable written agreement containing a present tense assignment of Intellectual Property Rights conceived, reduced to practice created or otherwise developed by such Person in the course of such Person’s employment or other engagement with the Company to the Company and confidentiality provisions protecting the Company IP.

(c)    To the knowledge of the Company, no funding, facilities, Intellectual Property Rights, or personnel or other resources of any Governmental Body or any university, college, research institute or other educational institution is or was being used to create any Company IP (other than as disclosed on Part 3.8(a) of the Company Disclosure Schedule) or otherwise used or held for use in, or otherwise provided with respect to, the business of the Company, except for any such funding or use of facilities or personnel or other resources that does not result in such Governmental Body or institution obtaining ownership, or any other rights, title or interest in or to, any such Company IP or the right to receive royalties for the practice of such Company IP, including any “march in” or co-ownership rights in any Company IP or any claim or option or other contingent right to any of the foregoing (other than pursuant to any In Bound License disclosed on Part 3.8(d) of the Company Disclosure Schedule).

(d)    Part 3.8(d) of the Company Disclosure Schedule sets forth each Contract pursuant to which the Company (i) is granted a license or other right, whether on a present or contingent basis, to any material Intellectual Property Right, including any such Intellectual Property Right that is, or is currently planned to be, incorporated into or distributed with any Product or product candidate of the Company, other than any material transfer agreements, clinical trial agreements, nondisclosure agreements, services agreements, commercially available Software-as-a-Service offerings, off-the-shelf software licenses (each an “In-bound License”) or (ii) grants to any third party a license under any material Company Owned IP or material Intellectual Property Right licensed to the Company under an In-bound License (each an “Out-bound License”), other than any material transfer agreements, clinical trial agreements, nondisclosure agreements, service agreements or non-exclusive outbound licenses entered into in the ordinary course of business.

(e)    To the knowledge of the Company, since January 1, 2019: (i) the Company or the operation of the business of the Company is not as currently conducted (including the exercise of any Covered Rights) and was not infringing, misappropriating, or otherwise violating any valid and enforceable Registered IP owned by any other Person or any other Intellectual Property Right owned by any other Person; and (ii) no Person is or was infringing, misappropriating or otherwise violating any Company Owned IP or any Intellectual Property Rights exclusively licensed to the Company, including any Company Exclusively Licensed IP, in any material respect. There is and has been no Legal Proceeding (A) pending (or, to the knowledge of the Company, threatened in writing (or otherwise threatened)) against the Company alleging that the operation of the businesses of the Company or exercise of any Covered Rights infringes or constitutes the misappropriation or other violation of any Intellectual Property Rights of another Person, or (B) pending (or threatened in writing or otherwise threatened) by the Company that another Person has infringed, misappropriated or otherwise violated any of the Company IP or any Intellectual Property Rights exclusively licensed to the Company, including any Company Exclusively Licensed IP. Since January 1, 2019, the Company has not received any written notice or, to the knowledge of the Company, other communication alleging that the operation of the business of the Company or exercise of any Covered Rights infringes or constitutes the misappropriation or other violation of any Intellectual Property Right of another Person (including any demand from any Person to take a license or refrain from using any Intellectual Property Rights).

(f)    The Company has taken reasonable security and other measures to protect, maintain and enforce the Company IP (including to maintain the confidentiality and value of its material confidential information), including measures against unauthorized disclosure, to protect the secrecy, confidentiality, and value of its trade secrets and other confidential technical information.

(g)    None of the Company IP (or, to the knowledge of the Company, any material Intellectual Property Rights exclusively licensed to the Company, including any Company Exclusively Licensed IP), is subject to any pending or outstanding injunction, consent, directive, order, judgment or other disposition of dispute that adversely and materially restricts the use, transfer, registration or licensing by the Company of any such Company IP or material Intellectual Property Rights exclusively licensed to the Company, other than patent prosecution activities being conducted before a Governmental Body in the ordinary course of business, or is subject to any exclusive or other material option or similar contingent right.

3.9    Data Protection; Company Systems

(a)    Except, individually or in the aggregate, would not be reasonably likely to be material to the Company, taken as a whole, since January 1, 2020: (i) is, and has been, in compliance with all Data Security Requirements; (ii) has not experienced any Security Incidents; (iii) has not received, or otherwise been subject to, any written notices, complaints, notices, audits, proceedings, investigations or claims conducted or asserted by any other Person (including any Governmental Body) regarding any unauthorized or unlawful Processing of Personal Information or violation of any Data Security Requirements.

(b)    Except as, individually or in the aggregate, would not be reasonably likely to be material to the Company, taken as a whole, the Company Systems are in good working order and sufficient for the current conduct of the business of the Company, and the Company has purchased a sufficient number of license seats, and scope of rights, for all third party software used by the Company for its business as currently conducted and have complied with the terms of the corresponding agreements. The Company has taken commercially reasonable actions to protect the security and integrity of the Company Systems. To the knowledge of the Company, since January 1, 2020, there have been no material failures or breakdowns that have not been remedied in all material respects, with respect to the Company Systems (including any which resulted in the unauthorized access to, or loss, corruption or alteration of any material data or information contained therein).

(c)    Except as, individually or in the aggregate, would not be reasonably likely to be material to the Company, taken as a whole, the Company owns, and has possession of or control over, all of the Personal Information and pre-clinical, clinical and other similar material data and other information, including any databases containing any such data and other information Processed by or on behalf of the Company in connection with the operation of its businesses, and such data and other information (i) is in the Company Systems and is generally available and accessible to the Company and is stored and backed-up on a regular basis, and (ii) will be owned, in the possession and control of, and available for use by, Parent and its Affiliates (including the Company), immediately following the Closing, free and clear of any restrictions, limitations or obligations.

3.10    Contracts.

(a)    Part 3.10(a) of the Company Disclosure Schedule identifies each Company Contract that constitutes a Material Contract as of the date of this Agreement. For purposes of this Agreement, other than any Company Contract that is (1) a non-disclosure agreement entered into in the ordinary course of business consistent with past practice or (2) an Employee Plan, which shall be governed under Section 3.17, for purposes of this Agreement, each of the following Company Contracts shall be deemed to constitute a “Material Contract”:

(i)    any Company Contract (A) limiting the freedom or right of the Company or any of its Affiliates, in any material respect, to engage in any line of business or to compete with any other Person in any location or line of business or (B) containing any “most favored nations” terms and conditions (including with respect to pricing) granted by the Company or exclusivity obligations or restrictions or otherwise limiting the freedom or right of the Company or any of its Affiliates to solicit or sell, distribute or manufacture any products or services or any technology or other assets to or for any other Person, including, in each case of clauses (A) and (B), Company Contracts that, following the Closing, would reasonably be expected to so limit or impose obligations on Parent or any of its Affiliates;

(ii)    any Company Contract that requires by its terms the payment or delivery of cash or other consideration by or to the Company in an amount having an expected value in excess of $2,000,000 in the fiscal year ending December 31, 2022 or in any single fiscal year thereafter;

(iii)    any (A) Company Contract that would entitle any third party to receive a license or any other right, title or interest (including any option or other contingent right, or any covenant not to sue) with respect to Intellectual Property Rights of Parent or any of its Affiliates following the Closing Date or subject Parent or any of its Affiliates to any non-compete or other restrictive covenants following the Closing Date, (B) In-bound License, (C) Out-bound License, (D) Company Contract pursuant to which any research or development activities related to any Product(s) are conducted, or (E) settlement, co-existence or other similar Company Contract or any Company Contract that grants a third party a license or right to use or restricts any Person from filing, registering, enforcing, disposing of or otherwise exploiting any Intellectual Property Rights related to any Product(s), in each case, other than any material transfer agreements, clinical trial agreements, nondisclosure agreements, commercially available Software-as-a-Service offerings, off-the-shelf software licenses, service or supply agreements containing either no license or non-exclusive outbound licenses for the purpose of providing such services or supply to the Company, or other Contracts containing non-exclusive licenses incidental to the purpose of such Contract;

(iv)    [RESERVED];

(v)    any Company Contract relating to the Company’s Indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any asset) for a principal amount in excess of $2,000,000;

(vi)    any Contract (other than a Contract described in clause (iii)) that provides for the creation of any Encumbrance, other than a Permitted Encumbrance, with respect to any asset (including Company IP or other intangible assets) material to the conduct of the business of the Company as currently conducted, taken as a whole;

(vii)    any Company Contract constituting or relating to the formation, creation, operation, management or control of a joint venture, partnership or limited liability company;

(viii)    any Company Contract that prohibits the payment of dividends or distributions in respect of the capital stock of the Company, the pledging of the capital stock or other equity interests of the Company or prohibits the issuance of any guaranty by the Company;

(ix)    any Company Contract with any Affiliate, director, executive officer (as such term is defined in the Exchange Act), holder of 5% or more of Shares or, to the knowledge of the Company, any of their Affiliates (other than the Company) or immediate family members (other than offer letters that can be terminated at will without severance obligations and Company Contracts pursuant to Company Stock Awards);

(x)    any Company Contract for the lease, sublease or sub-sublease of any real property;

(xi)    any Company Contract (A) relating to the disposition or acquisition by the Company after the date of this Agreement of assets with a fair market value in excess of $2,000,000 outside of the ordinary course of business, or (B) pursuant to which the Company will acquire any ownership interest in any other Person or other business enterprise with a value of greater than $2,000,000;

(xii)    any Company Contract that contains a put, call, right of first refusal or similar right pursuant to which the Company could be required to purchase or sell, or offer for purchase or sale, as applicable, any (A) equity interests of any Person or (B) assets (excluding ordinary course commitments to purchase goods, products and off-the-shelf software) or businesses for an amount in excess, in the aggregate, of $2,000,000;

(xiii)    any Company Contract with (A) a sole-source supplier or (B) any supplier not covered by clause (A) that involved the payment of more than $1,000,000 in the Company’s last fiscal year;

(xiv)    any Company Contract with any Governmental Body;

(xv)    any Company Contract, (A) other than entered into in the ordinary course of business, the primary purpose of which is to provide for indemnification or guarantee of the obligations of any other Person that would be material to the Company and (B) that indemnifies any director or executive officer of the Company (other than any indemnification provisions set forth in the certificate of incorporation or bylaws or comparable governing documents of the Company);

(xvi)    any hedging, swap, derivative or similar Company Contract;

(xvii)    notwithstanding any exclusion set forth in the second sentence of Section 3.10(a), any collective bargaining agreement or other Contract with any labor union, labor organization, or works council (each a “Labor Agreement”);

(xviii)    any Company Contract that is a settlement, conciliation or similar agreement pursuant to which the Company is to pay consideration of more than $200,000 after the date of this Agreement or that imposes any other material obligation upon the Company after the date of this Agreement; and

(xix)    any other Company Contract that is currently in effect and has been filed (or is required to be filed) by the Company as an exhibit pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

(b)    As of the date of this Agreement, the Company has either delivered or made available to Parent or Parent’s Representatives an accurate and complete copy of each Material Contract including all amendments, waivers and changes thereto. Neither the Company nor, to the knowledge of the Company, the other party is in material breach of or material default under any Material Contract and, neither the Company, nor, to the knowledge of the Company, the other party has taken or failed to take any action that with or without notice, lapse of time or both would constitute a material breach of or material default under any Material Contract. Each Material Contract is, with respect to the Company and, to the knowledge of the Company, the other party, a valid agreement, binding, and in full force and effect. To the knowledge of the Company, each Material Contract is enforceable by the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Since January 1, 2020, the Company has not received any written notice (i) regarding any violation or breach or default under any Material Contract that has not since been cured or (ii) from any Person that such Person intends to terminate, or not renew, any Material Contract, in each case, except for violations, breaches, defaults, terminations or nonrenewal that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect. The Company has not waived in writing any rights under any Material Contract, the waiver of which would have, either individually or in the aggregate, a Material Adverse Effect.

3.11    Liabilities. The Company does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected or reserved against on a consolidated balance sheet (including the notes thereto) prepared in accordance with GAAP, except for: (i) liabilities disclosed on the Balance Sheet contained in the Company SEC Documents filed prior to the date of this Agreement; (ii) liabilities or obligations required to be incurred pursuant to the terms of this Agreement; (iii) liabilities for performance of obligations of the Company under Contracts binding upon the Company (other than resulting from any breach or acceleration thereof) either delivered or made available to Parent or Parent’s Representatives prior to the date of this Agreement or entered into in the ordinary course of business; (iv) liabilities incurred in the ordinary course of business since the date of the Balance Sheet; and (v) liabilities that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect.

3.12    Compliance with Law. The Company is, and since January 1, 2020, has been in compliance with all applicable Laws and all applicable Orders (as defined below), except where the failure to be in compliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect and, since January 1, 2020, the Company has not been given notice of, or been charged with, any unresolved violation of, any applicable Law or any applicable Order, except, in each case, for any such violation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.13    Regulatory Matters.

(a)    The Company has filed with the applicable regulatory authorities (including the FDA or any other Governmental Body performing functions similar to those performed by the FDA) all required material filings, declarations, listings, registrations, reports or submissions, including but not limited to adverse event reports and investigational new drug (“IND”) safety reports. All such filings, declarations, listings, registrations, reports or submissions were in material compliance with applicable Laws when filed, and no deficiencies that have been asserted by any applicable Governmental Body with respect to any such filings, declarations, listing, registrations, reports or submissions remain outstanding.

(b)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all nonclinical and clinical investigations sponsored by or on behalf of the Company are being or have been conducted in material compliance with applicable Laws and guidances, including: (i) Good Clinical Practices requirements; (ii) applicable International Council for Harmonisation of Technical Requirements for Pharmaceuticals for Human Use (“ICH”) guidelines, (iii) approved clinical protocols and informed consents, and (iv) applicable Laws restricting the use and disclosure of individually identifiable health information. As of the date of this Agreement, neither the FDA nor any other foreign, federal, state or local governmental or regulatory authority performing functions similar to those performed by the FDA has sent any written notices or other correspondence to the Company with respect to any ongoing clinical or nonclinical studies or tests requiring the termination, suspension or material modification of such studies or tests, which modification, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(c)    To the Company’s knowledge, neither the Company nor any entity acting on the Company’s behalf has (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any Governmental Body, (ii) failed to disclose a material fact required to be disclosed to the FDA or (iii) committed any other act, made any statement or failed to make any statement, that (in any such case) establishes a reasonable basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy. As of the date of this Agreement, neither the Company nor, to the Company’s knowledge, any entity acting on the Company’s behalf is the subject of any pending or, to the Company’s knowledge, threatened investigation by the FDA pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy. Neither the Company nor, to the knowledge of the Company, any officers, employees, agents or clinical investigators of the Company or any entity or individual acting on the Company’s behalf has been suspended or debarred or convicted of any crime or engaged in any conduct that would reasonably be expected to result in (a) debarment under 21 U.S.C. Section 335a or any similar Law or (b) exclusion under 42 U.S.C. Section 1320a-7 or any similar Law.

(d)    Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the Company is in compliance and since January 1, 2020, has been in compliance with all healthcare laws applicable to the operation of its business as currently conducted, including (i) any and all federal, state and local fraud and abuse laws, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)), the civil False Claims Act (31 U.S.C. § 3729 et seq.) and the regulations promulgated pursuant to such statutes; (ii) the Federal Food, Drug and Cosmetic Act (“FDCA”) or Public Health Service Act (“PHS Act”) and the regulations and guidances issued pursuant to the FDCA and PHS Act; (iii) the Health Insurance Portability and Accountability Act of 1996, the Health Information and Technology for Economic and Clinical Health Act, and the regulations promulgated pursuant thereto; (iv) Laws which are cause for exclusion from any federal health care program; and (v) Laws relating to the billing or submission of claims, collection of accounts receivable, underwriting the cost of, or provision of management or administrative services in connection with, any and all of the foregoing, by the Company. The Company is not subject to any enforcement, regulatory or Legal Proceeding against or affecting the Company relating to or arising under the FDCA, PHS Act, the Anti-

Kickback Statute, or similar Laws, and no such enforcement, regulatory or Legal Proceeding has been threatened, including by the issuance of a warning letter, untitled letter, or Form 483, or similar notice of potential violations of healthcare laws.

(e)    To the extent required by applicable Laws, all manufacturing operations conducted for the benefit of the Company with respect to any product candidate being used in human clinical trials have been conducted in accordance with GMP Regulations, except where the failure to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.14    Certain Business Practices. To the knowledge of the Company, neither the Company, nor any of its employees, representatives or agents (in each case, acting in the capacity of an employee or representative of the Company) has (i) used any material funds (whether of the Company or otherwise) for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or (iii) violated any provision of any Anti-Corruption Laws or any rules or regulations promulgated thereunder, anti-money laundering laws and any rules or regulations promulgated thereunder or any applicable Law of similar effect.

3.15    Governmental Authorizations. The Company holds all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which its businesses is currently being conducted, except where failure to hold such Governmental Authorizations would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. The Governmental Authorizations held by the Company are, in all material respects, valid and in full force and effect. The Company is in compliance with the terms and requirements of such Governmental Authorizations, except where failure to be in compliance would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

3.16    Tax Matters.

(a)    Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, (i) each of the Tax Returns required to be filed by the Company with any Governmental Body have been filed on or before the applicable due date (taking into account any extensions of such due date), and all such Tax Returns are true, accurate and complete, (ii) all Taxes (whether or not shown as due and owing on such Tax Returns) have been timely paid to the appropriate Governmental Body, and (iii) the Company has properly withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any shareholder, employee, creditor, independent contractor or other third party.

(b)    Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, no deficiency for any Tax has been asserted or assessed by a taxing authority against the Company which deficiency has not been paid, settled or withdrawn.

(c)    The Company is not a party to any material Tax sharing, allocation or indemnification agreement or arrangement that would have a continuing effect after the Closing Date (other than such agreements or arrangements made in the ordinary course of business, the primary subject matter of which is not Tax). The Company (i) is not, and has not been, a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return and (ii) has no material liability for the Taxes of another Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, or otherwise by operation of applicable Laws.

(d)    Within the past two years, the Company has not been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code or Section 361 of the Code (or any similar provision of state, local or non-U.S. Law).

(e)    The Company has not entered into any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(f)    Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, (i) no federal, state, local or non-U.S. Tax audits or administrative or judicial Tax proceedings are being conducted or pending or, threatened in writing against the Company in respect of any Tax or Tax asset, and the Company has not received written notice of any audits, examinations, investigations, proposed adjustments, claims or other proceedings from any taxing authority in respect of Taxes, (ii) no claim has been made in writing by any taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction, and (iii) there are no Liens for Taxes on any of the assets of the Company other than Permitted Liens.

3.17    Employee Matters; Benefit Plans.

(a)    Part 3.17(a) of the Company Disclosure Schedule identifies each Company Employee Agreement and each material Employee Plan. Subject to applicable Laws, the employment of each of the Company’s employees is terminable by the Company at will.

(b)    The Company is not a party to or bound by, has no duty to bargain for, nor is currently negotiating in connection with entering into, any Labor Agreement and there are no labor organizations representing, purporting to represent or, to the knowledge of the Company, seeking to represent any employees of the Company. Since January 1, 2020, there has not been any strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question concerning labor representation, union organizing activity, or any threat thereof, or any similar activity or dispute, affecting the Company or any of its employees. There is not now pending, and, to the knowledge of the Company, no Person has threatened to commence, any such strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question regarding labor representation or union organizing activity or any similar activity or dispute.

(c)    Since January 1, 2020 there has not been and there is no material Legal Proceeding pending or, to the knowledge of the Company, threatened relating to the employment or engagement of any Company Associate, or relating to any Company Employee Agreement or Employee Plan. Since January 1, 2020, the Company has complied, and is in compliance with, all applicable Laws related to employment, including employment practices, payment of wages and hours of work, payroll taxes, leaves of absence, plant closing notification, (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws (the “WARN Act”)), privacy rights, labor dispute, workplace safety, harassment, retaliation, immigration, and discrimination matters, except any lack of compliance which, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(d)    The Company has either delivered or made available to Parent or Parent’s Representatives prior to the execution of this Agreement with respect to each material Employee Plan accurate and complete copies of the following, as relevant: (i) all plan documents and all material amendments thereto, and all related trust or other funding documents; (ii) any currently effective favorable determination letter or opinion letter received from the IRS; (iii) the most recent annual actuarial valuation and the most recent Form 5500; (iv) the most recent summary plan descriptions and any material modifications thereto; (v) the most recent nondiscrimination tests required to be performed under the Code; and (vi) any non-routine material correspondence from any Governmental Body since January 1, 2020.

(e)    Neither the Company nor any other Person that would be or, at any relevant time, would have been considered a single employer with the Company under the Code or ERISA has sponsored, maintained, contributed to, or been required to contribute to a plan subject to Section 302 or Title IV of ERISA or Code Section 412, including any single employer “defined benefit plan” as defined in Section 3(35) of ERISA, or any “multiemployer plan” as defined in Section 3(37) or 4001 of ERISA. The Company does not have any current or contingent liability or obligation on account of at any time being considered a single employer with any other Person under Section 414 of the Code.

(f)    Each of the Employee Plans that is intended to be qualified under Section 401(a) of the Code has obtained a current favorable determination letter (or opinion letter, if applicable) from the IRS as to its qualified status under the Code, and nothing has occurred that would reasonably be expected to adversely affect the qualification of such Employee Plan. Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, each of the Employee Plans is now and has been established, maintained, funded, administered, and operated in compliance with its terms and all applicable Legal Requirements, including but not limited to ERISA and the Code, and nothing has occurred and no condition exists with respect to any Employee Plan that would reasonably be expected to result in a material Tax, penalty or other liability or obligation of the Company, including with respect to Sections 4980B, 4980D or 4980H of the Code. There has been no “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA and no breach of fiduciary duty (as determined under ERISA) has occurred with respect to any Employee Plan.

(g)    Except to the extent required under Section 601 et seq. of ERISA or 4980B of the Code (or any other similar state or local Law), neither the Company nor any Employee Plan has any present or future obligation to provide post-employment or retiree welfare benefits to or make any payment to, or with respect to, any present or former employee, officer, director or other service provider of the Company.

(h)    The consummation of the Transactions (either alone or in combination with other events or circumstances) will not (i) directly or indirectly cause the Company to transfer or set aside any assets to fund any compensation or benefits under any Employee Plan, (ii) entitle any Company Associate to any compensation increase, severance pay or any other material compensatory payment or benefit (whether in the form of cash, property or the vesting of property), (iii) accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any Company Associate, (iv) result in any “disqualified individual” receiving any “parachute payment” (each such term as defined in Section 280G of the Code), (v) limit or restrict the right to amend, terminate or transfer the assets of any Employee Plan on or following the Effective Time or (vi) otherwise give rise to any material liability under any Employee Plan.

(i)    The Company is not a party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up, indemnification, reimbursement of or other payment for any Taxes, including those imposed by Sections 409A or 4999 of the Code (or any corresponding provisions of state, local or non-U.S. Law relating to Tax).

3.18    Environmental Matters. Except for those matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (a) the Company is, and since January 1, 2020 has been, in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining or complying with all Governmental Authorizations required under Environmental Laws for the operation of its business, (b) as of the date hereof, there is no investigation, suit, claim, action or Legal Proceeding relating to or arising under any Environmental Law that is pending or, to the knowledge of the Company, threatened in writing against the Company or, to the Company’s knowledge, the Leased Real Property, (c) as of the date hereof, the Company has not received any written notice, report or other information of or entered into any legally binding agreement, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved violations, liabilities or requirements on the part of the Company relating to or arising under Environmental Laws, (d) to the knowledge of the Company: (1) no Person has been exposed to any Hazardous Materials at a property or facility of the Company at levels in excess of applicable permissible exposure levels; and (2) there are and have been no Hazardous Materials present or Released on, at, under or from any property or facility, including the Leased Real Property, in a manner and concentration that would reasonably be expected to result in any claim against or liability of the Company under any Environmental Law; and (e) the Company has not assumed, undertaken, or otherwise become subject to any liability of another Person relating to Environmental Laws other than any indemnities in Material Contracts or leases for real property.

3.19    Insurance. The Company has delivered or made available to Parent or Parent’s Representatives an accurate and complete copy of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets and operations of the Company. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all such insurance policies held by the Company, are in full force and effect (except for any expiration thereof in accordance with its terms), are valid and enforceable, no notice of cancellation or modification has been received, there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default by any insured thereunder.

3.20    Legal Proceedings; Orders.

(a)    There is no, and has not been since January 1, 2020, any Legal Proceeding (i) pending (or, to the knowledge of the Company, threatened) against the Company or (ii) to the knowledge of the Company, pending or threatened against any present or former officer, director or employee of the Company in such individual’s capacity as such, other than any Legal Proceedings that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)    There is no order, writ, injunction, ruling, stipulation, settlement, award, finding, determination, decree or judgment (an “Order”) to which the Company or its assets is subject that is, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

(c)    To the Company’s knowledge, as of the date hereof, no investigation or review by any Governmental Body with respect to the Company is pending or is being threatened, other than any investigations or reviews that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.21    Authority; Binding Nature of Agreement. The Company has the corporate power and authority to enter into and deliver and to perform its obligations under this Agreement and to consummate the Transactions. The Company Board (at a meeting duly called and held) has (a) determined that this Agreement and the Transactions are advisable to, and in the best interest of, the Company and its stockholders, (b) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, (c) agreed that this Agreement shall be subject to Section 251(h) of the DGCL and (d) resolved to recommend that the stockholders of the Company tender their shares pursuant to the Offer, which resolutions, subject to Section 6.1, have not been subsequently withdrawn or modified in a manner adverse to Parent. No other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and to consummate the Transactions. This Agreement has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery by Parent and Purchaser, this Agreement constitutes the legal, valid and binding obligations of the Company and is enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.22    Section 203 of the DGCL. Assuming the accuracy of the representations and warranties set forth in Section 4.8, the Company Board has taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL shall be inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Offer, the Merger and the other Transactions. To the knowledge of the Company, no other Takeover Law apply or will apply to this Agreement or to the consummation of the Offer, the Merger and the other Transactions.

3.23    Merger Approval. Following the Offer Acceptance Time, assuming satisfaction of the Minimum Condition and the accuracy of the representations and warranties set forth in Section 4.8, no vote of the holders of any class or series of the Company’s capital stock will be required in order to adopt this Agreement and the Merger.

3.24     Non-Contravention; Consents. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions will not: (a) cause a violation of, any of the provisions of the certificate of incorporation or bylaws of the Company; (b) assuming the filing of the certificate of merger and compliance with the applicable provisions of the HSR Act, if applicable, any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws in those jurisdictions identified in Part 6.2(d) of the Company Disclosure Schedule, and the rules and regulations of Nasdaq, conflict with, or result in a violation by the Company of, any Law or Order applicable to the Company, or to which the Company is subject; or (c) conflict with, result in breach of, constitute a default (with or without notice or lapse of time), or give rise to a right of termination, modification or acceleration of any material Contract to which the Company is a party or by which it is bound or result in the loss of a material benefit under any such Contract, or (d) result in the creation of any Encumbrance (other than any Permitted Encumbrance) on any properties or assets of the Company, except in the case of clauses (b), (c) or (d), for such violations as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as may be required by the Exchange Act, the filing of the certificate of merger pursuant to the DGCL, the HSR Act and any filing, notification or approval in any foreign jurisdiction required by Antitrust Laws in those jurisdictions identified in Part 6.2(d) of the Company Disclosure Schedule and the rules and regulations of Nasdaq, the Company is not required to give notice to, make any filing with, or obtain any Consent from any Person at any time prior to the Closing in connection with the execution and delivery of this Agreement, or the consummation by the Company of the Transactions, except those filings, notifications, approvals, notices or Consents that the failure to make, obtain or receive are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

3.25    Opinion of Financial Advisor. The Company Board has received the opinion of Goldman Sachs & Co. LLC, as financial advisor to the Company, to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, limitations, and qualifications set forth in such opinion, the Offer Price to be paid to holders of Shares (other than Parent and its Affiliates) in the Offer and the Merger is fair, from a financial point of view, to such holders. The Company will provide or make available to Parent, solely for informational purposes, a copy of the signed opinion following receipt thereof by the Company, it being expressly understood and agreed that such opinion is for the benefit of the Company Board and may not be relied upon by Parent or Purchaser.

3.26    Financial Advisors. Except for Goldman Sachs & Co. LLC, no broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company. On or prior to the date of this Agreement, the Company has made available to Parent a true, correct and complete copy of the engagement letter between the Company and Goldman Sachs & Co. LLC relating to the Transactions.

3.27    Acknowledgement by the Company. The Company is not relying and the Company has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Section 4. Such representations and warranties by Parent and Purchaser constitute the sole and exclusive representations and warranties of Parent and Purchaser in connection with the Transactions and the Company understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by Parent and Purchaser.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser represent and warrant to the Company as follows:

4.1    Due Organization. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all necessary power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; and (b) to own and use its assets in the manner in which its assets are currently owned and used, except where any such failure would not reasonably be expected to have a Parent Material Adverse Effect. Parent has either delivered or made available to Company or Company’s Representatives accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of Parent and Purchaser, including all amendments thereto.

4.2    Purchaser. Purchaser was formed solely for the purpose of engaging in the Transactions and activities incidental thereto and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and those incident to its formation. Either Parent or a wholly owned subsidiary of Parent owns beneficially and of record all of the outstanding capital stock of Purchaser.

4.3    Authority; Binding Nature of Agreement. Parent and Purchaser have the corporate power and authority to execute and deliver and perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Purchaser of this Agreement has been duly authorized by all necessary action on the part of Parent and Purchaser and their respective boards of directors. This Agreement constitutes the legal, valid and binding obligation of Parent and Purchaser, and, assuming due authorization, execution and delivery by the Company, is enforceable against them in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.4     Non-Contravention; Consents. The execution and delivery of this Agreement by Parent and Purchaser, and the consummation of the Transactions, will not: (a) cause a violation of any of the provisions of the certificate of incorporation or bylaws or other organizational documents of Parent or Purchaser; (b) assuming the filing of the certificate of merger and compliance with the applicable provisions of the HSR Act, if applicable, any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws in those jurisdictions identified in Part 6.2(d) of the Company Disclosure Schedule, and the rules and regulations of Nasdaq, subject to the filings and other matters referred in the second sentence of this Section 4.4, cause a violation by Parent or Purchaser of any applicable Law or order applicable to Parent or Purchaser, or to which they are subject; or (c) conflict with, result in breach of, constitute a default (with or without notice or lapse of time), or give rise to a right of termination, modification or acceleration of any material Contract to which Parent or Purchaser is a party or by which it is bound or result in the loss of a material benefit under any such Contract, except, in the case of clauses “(b)” and “(c)”, for such conflicts, violations, breaches or defaults as would not reasonably be expected to have a Parent Material Adverse Effect. Except as may be required by the Exchange Act (including the filing with the SEC of the Offer Documents), state takeover laws, the filing of the certificate of merger pursuant to the DGCL or the HSR Act and any filing, notification or approval in any foreign jurisdiction required by Antitrust Laws in those jurisdictions identified in Part 6.2(d) of the Company Disclosure Schedule, neither Parent nor Purchaser is required to make any filing with give notice to, or to obtain any Consent from any Person, at or prior to the Closing in connection with the execution and delivery of this Agreement by Parent or Purchaser or the consummation by Parent or Purchaser of the Offer, the Merger or the other Transactions, other than such filings, notifications, approvals, notices or Consents that, if not obtained, made or given, would not reasonably be expected to have a Parent Material Adverse Effect. No vote of Parent’s stockholders is necessary to approve this Agreement or any of the Transactions.

4.5    Disclosure. None of the Offer Documents will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information with respect to Parent or Purchaser supplied or to be supplied by or on behalf of Parent or Purchaser or any of their Subsidiaries to the Company in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Neither Parent nor Purchaser makes any representation with respect to statements made or incorporated by reference in the Offer Documents based on information supplied by or on behalf of Company for inclusion or incorporation by reference in the Company Disclosure Documents.

4.6    Absence of Litigation. As of the date of this Agreement, there is no Legal Proceeding pending and served or, to the knowledge of Parent, pending and not served or overtly threatened against Parent or Purchaser, except as would not and would not reasonably be expected to materially and adversely affect Parent’s or Purchaser’s ability to consummate the Transactions. To the knowledge of Parent or Purchaser, as of the date of this Agreement, neither Parent nor Purchaser is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or continuing investigation by, any Governmental Body, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Body, except as would not and would not reasonably be expected to materially and adversely affect Parent’s or Purchaser’s ability to consummate the Transactions.

4.7    Funds. Parent has, and will have at all times until the Closing, cash and cash equivalents available in an amount sufficient to consummate the Transactions.

4.8    Ownership of Company Common Stock. Neither Parent nor any of Parent’s Subsidiaries directly or indirectly owns, and at all times for the past three years, neither Parent nor any of Parent’s Subsidiaries has owned, beneficially or otherwise, any shares of the Company’s capital stock or any securities, contracts or obligations convertible into or exercisable or exchangeable for shares of the Company’s capital stock, in each case, except through funds or benefit or pension plans. Neither Parent nor Purchaser has enacted or will enact a plan that complies with Rule 10b5-1 under the Exchange Act covering the purchase of any of the shares of the Company’s capital stock. As of the date hereof, neither Parent nor Purchaser is an “interested stockholder” of the Company under Section 203(c) of the DGCL.

4.9    Acknowledgement by Parent and Purchaser.

(a)    Neither Parent nor Purchaser is relying and neither Parent nor Purchaser has relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Section 3, including the Company Disclosure Schedule, or in the certificate delivered pursuant to clause (d) of Annex I. Such representations and warranties by the Company constitute the sole and exclusive representations and warranties of the Company in connection with the Transactions and each of Parent and Purchaser understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company.

(b)    In connection with the due diligence investigation of the Company by Parent and Purchaser and their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, Parent and Purchaser and their respective Affiliates, stockholders, directors, officers, employees, agents, representatives and advisors have received and may continue to receive after the date hereof from the Company and its Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives and advisors certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its businesses and operations. Parent and Purchaser hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that Parent and Purchaser will have no claim against the Company, or any of its Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives or advisors, or any other person with respect thereto unless any such information is expressly addressed or included in a representation or warranty contained in this Agreement or in the certificate delivered pursuant to clause (d) of Annex I. Accordingly, Parent and Purchaser hereby acknowledge and agree that neither the Company nor any of its Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives or advisors, nor any other person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans unless any such information is expressly addressed or included in a representation or warranty contained in this Agreement or in the certificate delivered pursuant to clause (d) of Annex I.

4.10    Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries except for Persons, if any, whose fees and expenses shall be paid by Parent.

SECTION 5. CERTAIN COVENANTS OF THE COMPANY

5.1    Access to Information. During the period from the date of this Agreement until the earlier of the Offer Acceptance Time and the termination of this Agreement pursuant to Section 8.1 (the “Pre-Closing Period”), upon reasonable advance notice to the Company, the Company shall, and shall cause the respective Representatives of the Company to: provide Parent and Parent’s Representatives with reasonable access during normal business hours of the Company to the Company’s Representatives, personnel, and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company and provide copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Company, in each case, to the extent reasonably requested by Parent and its Representatives for reasonable business purposes; provided, however, that any such access shall be conducted at Parent’s expense, at a reasonable time and in compliance with then-applicable local COVID-19 Measures, under the supervision of appropriate personnel of the Company and in such a manner as not to unreasonably interfere with the normal operation of the business of the Company or create material risk of damage or destruction to any material assets or property; provided that the Company shall be permitted to provide such information electronically or by other remote access where practicable. Any such access shall be subject to the Company’s reasonable security measures and insurance requirements and shall not include invasive testing. Nothing herein shall require the Company to disclose or provide access to any information if such disclosure could, in its reasonable judgement (after consultation with its outside counsel) (i) jeopardize any attorney-client or other legal privilege (so long as the Company has reasonably cooperated with Parent to permit such inspection of or to disclose such information on a basis that does not waive such privilege with respect thereto), (ii) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement (including any confidentiality agreement to which the Company or its Affiliates is a party) (so long as the Company uses its reasonable best efforts to communicate the applicable information to Parent in a way that would not contravene any applicable Law, fiduciary duty or binding agreement, as applicable) or (iii) increase the risk of failing to satisfy the Regulatory Conditions; provided, further, that information shall be disclosed subject to execution of a joint defense agreement in customary form, and disclosure may be limited to external counsel for Parent, to the extent the Company reasonably determines (after consultation with its outside counsel) doing so may be reasonably required for the purpose of complying with applicable Antitrust Laws. With respect to the information disclosed pursuant to this Section 5.1, Parent shall comply with, and shall instruct Parent’s Representatives to comply with, all of its obligations under the Mutual Non-Disclosure Agreement dated March 6, 2022, between the Company and Parent (the “Confidentiality Agreement”). All requests for information made pursuant to this Section 5.1 shall be directed to the Persons listed on Part 5.1 of the Company Disclosure Schedule or another person designated in writing by the Company.

5.2    Operation of the Company’s Business.

(a)    During the Pre-Closing Period: (i) except (A) as required or expressly provided for under this Agreement or as required by applicable Laws, or to comply with or implement applicable COVID-19 Measures,

(B) with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, or (C) as set forth in Part 5.2 of the Company Disclosure Schedule, the Company shall conduct in all material respects its business and operations in the ordinary course, and (ii) the Company shall promptly notify Parent of (A) any knowledge of the receipt of any notice from any Person alleging that the Consent of such Person is or may be required in connection with any of the Transactions and (B) any Legal Proceeding commenced, or, to its knowledge threatened in writing, relating to or involving the Company that relates to the consummation of the Transactions. The Company shall use commercially reasonable efforts to preserve intact the material components of the Company’s current business organization, including keeping available the services of current officers and key employees, and use commercially reasonable efforts to maintain its relations and good will with all material suppliers, material customers, material licensors, material licensees, Governmental Bodies and other material business relations; provided, however, that the Company shall be under no obligation to put in place any new retention programs or include additional personnel in existing retention programs.

(b)    During the Pre-Closing Period, except (i) as required or expressly provided for under this Agreement or as required by applicable Laws, or (ii) with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, or (iii) as set forth in Part 5.2 of the Company Disclosure Schedule, the Company shall not:

(i)    (A) establish a record date for, declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock (including the Company Common Stock) or other equity or voting interest or (B) repurchase, redeem or otherwise reacquire any of its shares of capital stock (including any Share) or other equity or voting interests, or any rights, warrants or options to acquire any shares of its capital stock or other equity or voting interests, other than: (1) repurchases or reacquisitions of Shares outstanding as of the date hereof pursuant to the Company’s right (under written commitments in effect as of the date hereof) to purchase or reacquire Shares held by a Company Associate only upon termination of such associate’s employment or engagement by the Company; (2) repurchases of Company Stock Awards (or shares of capital stock issued upon the exercise or vesting thereof) outstanding on the date hereof (in cancellation thereof) pursuant to the terms of any such Company Stock Award (as in effect as of the date hereof) between the Company and a Company Associate or member of the Company Board only upon termination of such Person’s employment or engagement by the Company; or (3) in connection with withholding to satisfy the exercise price and/or Tax obligations with respect to Company Stock Awards outstanding on the date hereof pursuant to the terms of any such Company Stock Award (as in effect as of the date hereof);

(ii)    split, combine, subdivide or reclassify any shares of its capital stock (including the Shares) or other equity interests;

(iii)    sell, issue, grant, deliver, pledge, transfer, encumber, dispose of or authorize the issuance, sale, delivery, pledge, transfer, encumbrance, disposition or grant by the Company of (A) any capital stock, equity interest or other security of the Company, (B) any option, call, warrant, restricted securities or right to acquire any capital stock, equity interest or other security of the Company or (C) any instrument convertible into or exchangeable for any capital stock, equity interest or other security of the Company (except that the Company may issue Shares as required to be issued upon the settlement of RSUs and PSUs, upon the exercise of Options or pursuant to purchase rights under the ESPP, in each case: (1) outstanding on the date of this Agreement; and (2) pursuant to the terms (as in effect as of the date hereof) of any such Company Stock Award or the ESPP, as applicable);

(iv)    except as otherwise permitted under clause (i) or clause (iii) of this Section 5.2(b), (A) establish, adopt, enter into, terminate or amend any Employee Plan (or any plan, program, arrangement, practice, policy or agreement that would be an Employee Plan if it were in existence on the date hereof), (B) amend or waive any of its rights under any provision of, or accelerate the vesting, funding or payment of any compensation or benefits under, any of the Employee Plans (or any plan, program, arrangement, practice, policy or agreement that would be an Employee Plan if it were in existence on the date hereof) or (C) increase the compensation, bonuses, severance, or other compensation or benefits payable or provided or to become payable or provided to any Company Associate;

(v)     hire or terminate (other than for cause) any employee or independent contractor with an annual base salary or annual base compensation (as applicable) in excess of $250,000;

(vi)    amend or permit the adoption of any amendment to its certificate of incorporation or bylaws;

(vii)    (A) form any Subsidiary, (B) acquire any equity or voting interest (including by merger) in any other Entity, (C) acquire a material portion of the assets of any other Person (other than any acquisition of supplies, raw materials, inventory or products in the ordinary course of business), or (D) enter into any joint venture, partnership, limited liability corporation or similar arrangement;

(viii)    make or authorize any capital expenditure (except that the Company may make any capital expenditure that: (A) is provided for in the Company’s capital expense budget set forth on Part 5.2(b)(viii) of the Company Disclosure Schedule, which expenditures shall be in accordance with the categories set forth in such budget; or (B) when added to all other capital expenditures made on behalf of the Company since the date of this Agreement but not provided for in the Company’s capital expense budget set forth on Part 5.2(b)(viii) of the Company Disclosure Schedule, does not exceed $500,000 individually and $2,000,000 in the aggregate);

(ix)    acquire, lease, license, sublicense, pledge, sell or otherwise dispose of, divest or spin-off, abandon, waive, relinquish or permit to lapse (other than any patent expiring at the end of its statutory term), fail to diligently prosecute, enforce or maintain, fail to renew (including with respect to In-bound Licenses), transfer, assign, guarantee, exchange or swap, mortgage or otherwise encumber (including pursuant to a sale-leaseback transaction or securitization) or subject to any material Encumbrance (other than Permitted Encumbrances) any material right or other material asset or property (except, in the case of any of the foregoing (A) with respect to such tangible assets or properties, in the ordinary course of business consistent with past practice, and with respect to Intellectual Property Rights, entering into non-exclusive license agreements and materials transfer agreements in the ordinary course of business subject to valid and enforceable confidentiality and non-disclosure provisions, (B) pursuant to dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of the Company and (C) as provided for in subsection (viii));

(x)    except pursuant to an Acceptable Confidentiality Agreement, disclose any trade secrets or other confidential information relating to any of the Products other than pursuant to a binding written confidentiality and non-disclosure agreement, and with respect to any trade secrets, with protections sufficient to protect and maintain the trade secret as a trade secret under applicable Law;

(xi)    lend money or make capital contributions or advances to or make investments in, any Person, or incur, assume, guarantee or otherwise become liable for any Indebtedness (except for advances to employees and consultants for travel and other business related expenses in the ordinary course of business) or enter into any swap or hedging transaction or other derivative agreements other than in the ordinary course of business;

(xii)    amend or modify in any material respect, waive any rights under, terminate, replace or release, settle or compromise any material claim, liability or obligation under any Material Contract or enter into any Contract which if entered into prior to the date hereof would have been a Material Contract, excluding any statements of work under existing Material Contracts, in each case not in excess of $1,000,000 individually;

(xiii)    except as required by applicable Laws, make, rescind, or change any material Tax election, change any annual Tax accounting period, adopt or change any material method of Tax accounting, enter into any material closing agreement with respect to Taxes, or settle or compromise any material Tax assessment or other material Tax liability;

(xiv)    commence any Legal Proceeding, except with respect to: (A) routine matters in the ordinary course of business; (B) in such cases where the Company reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided that the Company consults with Parent and considers the views and comments of Parent with respect to any such Legal Proceeding prior to commencement thereof); or (C) in connection with a breach of this Agreement or any other agreements contemplated hereby;

(xv)    settle, release, waive or compromise any Legal Proceeding or other claim (or threatened Legal Proceeding or other claim), other than as set forth in Section 6.6 or any Legal Proceeding relating to a breach of this Agreement or any other agreements contemplated hereby or pursuant to a settlement that does not relate to any of the Transactions and (A) that results solely in a monetary obligation involving only the payment of monies by the Company of not more than $500,000 in the aggregate or (B) that results solely in a monetary obligation that is funded by an indemnity obligation to, or an insurance policy of, the Company and the payment of monies by the Company that together with any settlement made under subsection “(A)” are not more than $500,000 in the aggregate (not funded by an indemnity obligation or through insurance policies);

(xvi)    enter into any Labor Agreement with any labor organization or recognize or certify any labor union, labor organization, works council, or group of employees of the Company as the bargaining representative for any employees of the Company (except to the extent required by applicable Laws);

(xvii)    implement any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that could reasonably be expected to require advance notice under the WARN Act;

(xviii)    waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference or nondisparagement obligation of any current or former employee or independent contractor;

(xix)    adopt or implement any stockholder rights plan or similar arrangement;

(xx)    adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company;

(xxi)    make any material changes in financial accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of the Company, except insofar as may be required (A) by GAAP, (B) by Regulation S X under the Securities Act, or (C) by any Governmental Body or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization);

(xxii)    enter into any material transfer agreement except pursuant to the Company’s standard form material transfer agreement, substantially in the same form as provided to Parent in all material respects; or

(xxiii)    authorize any of, or agree or commit to take, any of the actions described in clauses “(i)” through “(xxii)” of this Section 5.2(b).

(c)    Subject to Section 5.1, from the date hereof until the Effective Time, the Company shall (i) provide Parent with a reasonable opportunity to review the material portions of the repotrectinib NDA, and any material correspondence or other material communication proposed to be submitted or otherwise transmitted to the FDA by the Company with respect to the repotrectinib NDA, (ii) to the extent reasonably practicable and permissible under applicable Laws, consult with Parent in connection with any proposed meeting with the FDA relating to the repotrectinib NDA, and (iii) to the extent reasonably practicable and permissible under applicable Laws, keep Parent reasonably informed of any material communication (written or oral) with or from the FDA regarding the repotrectinib NDA.

Nothing contained herein shall give to Parent or Purchaser, directly or indirectly, rights to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its operations.

5.3    No Solicitation.

(a)    For the purposes of this Agreement, “Acceptable Confidentiality Agreement” shall mean any customary confidentiality agreement that (i) is in effect as of the execution and delivery of this Agreement or (ii) entered into after the execution and delivery of this Agreement and, in each case of clauses (i) and (ii), (A) contains provisions (other than standstill provisions) that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement and (B) does not prohibit the Company from providing any information to Parent in accordance with Section 5.3 or otherwise prohibit the Company from complying with its obligations under this Section 5.3.

(b)    Except as permitted by this Section 5.3, the Company shall, and shall direct its Representatives to, cease any solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal and the Company shall not, and shall direct its Representatives not to, (i) continue any solicitation, knowing encouragement, discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal and (ii) directly or indirectly, (A) solicit, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information relating to or for the purpose of knowingly encouraging or facilitating, an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal or (C) enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal. Within two business days following the execution of this Agreement, the Company shall deliver a written notice to each Person that entered into a confidentiality agreement relating to a potential Acquisition Proposal (or prior discussions with respect to a potential Acquisition Proposal), to the effect that the Company is ending all discussions and negotiations with such Person with respect to any Acquisition Proposal, effective on the date thereof, and requesting the prompt return or destruction of all confidential information concerning the Company in such Person’s possession or control.

(c)    If at any time on or after the date of this Agreement and prior to the Offer Acceptance Time the Company or any of its Representatives receives an unsolicited written Acquisition Proposal from any Person or group of Persons, which Acquisition Proposal was made or renewed on or after the date of this Agreement and did not, directly or indirectly, result from any breach of this Section 5.3, (i) the Company and its Representatives may contact such Person or group of Persons solely to clarify the terms and conditions thereof and inform such Person or group of Persons of the terms of this Section 5.3 and (ii) if the Company Board determines in good faith, after consultation with financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, and that failure to take such action would be inconsistent with its fiduciary duties under applicable Law, then the Company and its Representatives may (A) furnish, pursuant to (but only pursuant to) an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company to the Person or group of Persons who has made such Acquisition Proposal; provided that the Company shall concurrently provide to Parent any non-public information concerning the Company that is provided to any Person given such access which was not previously provided to Parent or its Representatives and (B) following the execution of an Acceptable Confidentiality Agreement, engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal.

(d)    The Company shall promptly (and in any event within one business day) (i) notify Parent if any inquiries, proposals or offers with respect to an Acquisition Proposal, or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, are received by the Company or any of its Representatives, including the identity of the Person or group of Persons making such Acquisition Proposal, (ii) provide to Parent a summary of the material terms and conditions of any Acquisition Proposal and a copy of any material documents provided by the Company or its Representatives to such Person or group of Persons, or provided by such Person or group of Persons to the Company or its Representatives, in connection therewith, (iii) keep Parent reasonably informed of any material developments, discussions or negotiations regarding any Acquisition Proposal (including any changes to the terms thereof) and (iv) upon the request of Parent, reasonably inform Parent of the status of such Acquisition Proposal.

(e)    Nothing in this Section 5.3 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any disclosure to the stockholders of the Company that is required by applicable Laws or (iii) making any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided that any such action that would otherwise constitute a Company Adverse Change Recommendation shall be made only in accordance with Section 6.1(b).

(f)    The Company agrees that in the event any Representative of the Company takes any action which, if taken by the Company, would constitute a breach of this Section 5.3, the Company shall be deemed to be in breach of this Section 5.3.

SECTION 6. ADDITIONAL COVENANTS OF THE PARTIES

6.1    Company Board Recommendation.

(a)    The Company hereby consents to the Offer and represents, as of the date of this Agreement, that the Company Board, at a meeting duly called and held, has made the Company Board Recommendation. Subject to Section 6.1(b), the Company hereby consents to the inclusion of a description of the Company Board Recommendation in the Offer Documents. During the Pre-Closing Period, subject to Section 6.1(b), neither the Company Board nor any committee thereof shall (i) (A) withdraw or qualify (or modify in a manner adverse to Parent or Purchaser), or publicly propose to withdraw or qualify (or modify in a manner adverse to Parent or Purchaser), the Company Board Recommendation or (B) approve, recommend or declare advisable, or publicly propose to approve, recommend or declare advisable, any Acquisition Proposal, (any action described in this clause (i) being referred to as a “Company Adverse Change Recommendation”), or (ii) approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow the Company to execute or enter into any Contract (other than an Acceptable Confidentiality Agreement) with respect to any Acquisition Proposal, or requiring, or reasonably expected to cause, the Company to abandon, terminate, materially delay or fail to consummate, or that would otherwise materially impede, interfere with or be inconsistent with, the Transactions.

(b)    At any time prior to accepting for payment for such number of Shares validly tendered and not properly withdrawn pursuant to the Offer as satisfies the Minimum Condition (the “Offer Acceptance Time”):

(i)    if the Company has received a bona fide written Acquisition Proposal (which Acquisition Proposal did not, directly or indirectly, result from a breach of Section 5.3) from any Person that has not been withdrawn, and after consultation with outside legal counsel, the Company Board shall have determined, in good faith, that such Acquisition Proposal is a Superior Proposal, (A) the Company Board may make a Company Adverse Change Recommendation or (B) the Company may terminate this Agreement pursuant to Section 8.1(e) to enter into a Specified Agreement with respect to such Superior Proposal, if and only if: (1) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Laws; (2) the Company shall have given Parent prior written notice of its intention to consider making a Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 8.1(e) at least four business days prior to making any such Company Adverse Change Recommendation or termination (a “Determination Notice”) (which notice, in and of itself, shall not constitute a Company Adverse Change Recommendation); and (3) (x) the Company shall, no later than concurrently with the delivery of the Determination Notice, have provided to Parent a summary of the material terms and conditions of the Acquisition Proposal and copies of all material documents related thereto in accordance with Section 5.3(d), (y) prior to making any such Company Adverse Change Recommendation or terminating this Agreement pursuant to Section 8.1(e), the Company shall have given Parent four business days after the Determination Notice to propose revisions to the terms of this Agreement or make other proposals so that such Acquisition Proposal would cease to constitute a Superior Proposal and shall have made itself and its Representatives reasonably available to negotiate in good faith with Parent (to the extent Parent desires to negotiate) during such four business days period with respect to such proposed revisions or other proposal, if any, and (z) no earlier than the end of such four business day period, after considering the results of any such negotiations and giving effect to the proposals made by Parent, if any, after consultation with outside legal counsel, the Company Board shall have determined, in good faith, that such Acquisition Proposal is a Superior Proposal and that the failure to make the Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 8.1(e) would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Laws. Issuance of any “stop, look and listen” communication by or on behalf of the Company pursuant to Rule 14d-9(f) shall not be considered a Company Adverse Change Recommendation and shall not require the giving of a Determination Notice or compliance with the procedures set forth in this Section 6.1 to the extent that any such communication expressly reaffirms the Company Board Recommendation. The provisions of this Section 6.1(b)(i) shall also apply to any financial or other material amendment to any Acquisition Proposal, which shall require a new Determination Notice, except that the references to four business days shall be deemed to be three business days; and

(ii)    other than in connection with an Acquisition Proposal, the Company Board may make a Company Adverse Change Recommendation in response to a Change in Circumstance, if and only if: (A) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Laws; (B) the Company shall have given Parent a Determination Notice at least three business days prior to making any such Company Adverse Change Recommendation; and (C) (1) the Company shall, no later than concurrently with the delivery of the Determination Notice, have specified the Change in Circumstance in reasonable detail, (2) prior to making any such Company Adverse Change Recommendation, the Company shall have given Parent the three business days after the Determination Notice to propose revisions to the terms of this Agreement or make another proposal, and shall have made itself and its Representatives reasonably available to negotiate in good faith with Parent (to the extent Parent desires to do so) during such three business days with respect to such proposed revisions or make other proposals such that such Change in Circumstance would no longer necessitate a Company Adverse Change Recommendation, if any, and (3) following the end of such three business day period, after considering the results of any such negotiations and giving effect to the proposals made by Parent, if any, after consultation with outside legal counsel, the Company Board shall have determined, in good faith, that the failure to make the Company Adverse Change Recommendation in response to such Change in Circumstance would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Laws. The provisions of this Section 6.1(b)(ii) shall also apply to any material change to the facts and circumstances relating to such Change in Circumstance, which shall require a new Determination Notice, except that the references to three business days shall be deemed to be two business days.

6.2    Filings, Consents and Approvals.

(a)    Subject to the terms and conditions set forth in this Agreement (including Section 6.2(c)), each of the Parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Antitrust Laws to consummate and make effective the Transactions as soon as reasonably practicable, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals and, expirations or terminations of waiting periods from Governmental Bodies and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain any such consent, decision, declaration, approval, clearance or waiver, or expiration or termination of a waiting period by or from, or to avoid an action or proceeding by, any Governmental Body in connection with any Antitrust Laws, (ii) the obtaining of all necessary consents, authorizations, approvals or waivers from third parties and (iii) the execution and delivery of any additional instruments necessary to consummate the Transactions.

(b)    In furtherance of the foregoing and subject to the terms and conditions set forth in this Agreement (including Section 6.2(c)), the Parties agree to use reasonable best efforts to take, and cause their Affiliates to use reasonable best efforts to, cause the prompt expiration or termination of any applicable waiting period and to resolve objections, if any, as the FTC or DOJ, or other Governmental Bodies of any other jurisdiction for which consents, permits, authorizations, waivers, clearances, approvals and expirations or terminations of waiting periods are sought with respect to the Transactions, so as to obtain such consents, permits, authorizations, waivers, clearances, approvals or termination of the waiting period under the HSR Act or other Antitrust Laws, and to avoid the commencement of a lawsuit by the FTC, the DOJ, other Governmental Bodies or any other Person under Antitrust Laws, and to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing the Closing or delaying the Offer Acceptance Time beyond the Expiration Date.

(c)    Notwithstanding anything to the contrary in this Agreement, nothing shall require or be constructed to require (x) the Parent or any of its Subsidiaries or (y) the Company or the Surviving Corporation (and the Company and the Surviving Corporation shall not, unless otherwise directed in writing by Parent, in which case, the Company and/or the Surviving Corporation shall) to take any action to: (i) commit to or effect, by consent decree, hold separate order or otherwise, the sale, lease, license, divestiture or disposition of any assets, rights, product lines, or businesses of the Company, the Surviving Corporation, Parent or any of its Subsidiaries, (ii) terminate existing relationships, contractual rights or obligations of the Company, the Surviving Corporation, Parent or any of its Subsidiaries, (iii) terminate any venture or other arrangement, (iv) create any relationship, contractual rights or obligations of the Company, the Surviving Corporation, Parent or any of its Subsidiaries, (v) effectuate any other change or restructuring of the Company, the Surviving Corporation, Parent or any of its Subsidiaries, (vi) undertake or enter into agreements with any Governmental Body or agree to the entry of an Order by any Governmental Body, and (vii) otherwise take or commit to take any actions with respect to the businesses, product lines or assets the Company, Parent, the Surviving Corporation or any of its Subsidiaries; provided that the Company, Surviving Corporation, Parent or any of its Subsidiaries shall not be required to take or commit to take any such action, or agree to any such condition or restriction, unless such action, commitment, agreement, condition or restriction is binding on the Company, Surviving Corporation, Parent or any of its Subsidiaries only in the event the Closing occurs.

(d)    Subject to the terms and conditions of this Agreement, each of the Parties shall (and shall cause their respective Affiliates, if applicable, to): (i) promptly make an appropriate filing of all Notification and Report forms as required by the HSR Act with respect to the Transactions; (ii) promptly make all other filings, notifications or other consents as may be required to be made or obtained by such Party under foreign Antitrust Laws in those jurisdictions identified in Part 6.2(d) of the Company Disclosure Schedule, which contains the list of the only jurisdictions where filing, notification, expiration of a waiting period or consent or approval is a condition to Closing; and (iii) cooperate with each other in determining whether, and promptly preparing and making, any other filings or notifications or other consents required to be made with, or obtained from, any other Governmental Bodies in connection with the Transactions.

(e)    Without limiting the generality of anything contained in this Section 6.2, during the Pre-Closing Period, each Party hereto shall use its reasonable best efforts to (i) cooperate in all respects and consult with each other in connection with any filing or submission in connection with any investigation or other inquiry, including allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions, (ii) give the other Parties prompt notice of the making or commencement of any request, inquiry, investigation, action or Legal Proceeding brought by a Governmental Body or brought by a third party before any Governmental Body, in each case, with respect to the Transactions, (iii) keep the other Parties informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding, (iv) promptly inform the other Parties of any communication to or from the FTC, DOJ or any other Governmental Body in connection with any such request, inquiry, investigation, action or Legal Proceeding, (v) upon request, promptly furnish to the other Parties, subject to an appropriate confidentiality agreement to limit disclosure to outside counsel and consultants retained by such counsel, with copies of documents provided to or received from any Governmental Body in connection with any such filings, request, inquiry, investigation, action or Legal Proceeding (documents provided pursuant to this provision may be redacted (1) as necessary to comply with contractual arrangements, (2) to remove references to valuation of the Company and (3) as necessary to address reasonable privilege or confidentiality concerns), (vi) subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants retained by such counsel, and to the extent reasonably practicable, consult in advance and cooperate with the other Parties and consider in good faith the views of the other Parties in connection with any substantive communication, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal to be made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding and (vii) except as may be prohibited by any Governmental Body or by any applicable Law, in connection with any such request, inquiry, investigation, action or Legal Proceeding in respect of the Transactions, each Party hereto shall provide advance notice of and permit authorized Representatives of the other Party to be present at each meeting or conference relating to such request, inquiry, investigation, action or Legal Proceeding and to have access to and be consulted in advance in connection with any argument, opinion or proposal to be made or submitted to any Governmental Body in connection with such request, inquiry, investigation, action or Legal Proceeding. Each Party shall supply as promptly as practicable such information, documentation, other material or testimony that may be reasonably requested by any Governmental Body, including by complying at the earliest reasonably practicable date with any reasonable request for additional information, documents or other materials, including any “second request” under the HSR Act, received by any Party or any of their respective Subsidiaries from any Governmental Body in connection with such applications or filings for the Transactions. Purchaser shall pay all filing fees under the HSR Act and for any filings required under foreign Antitrust Laws, but the Company shall bear its own costs for the preparation of any such filings. No Party shall commit to or agree with any Governmental Body to stay, toll or extend, directly or indirectly, any applicable waiting period under the HSR Act or other applicable Antitrust Laws, or pull and refile under the HSR Act or other applicable Antitrust Laws, in each case, without the prior written consent of the other (such consent not to be unreasonably withheld, conditioned or delayed).

(f)    Parent agrees that it shall not, and shall not permit any of its controlled Affiliates to, directly or indirectly, acquire or agree to acquire any assets, business or any Person, whether by merger, consolidation or purchasing a substantial portion of the assets of or equity in any Person, if the entering into of an agreement relating to or the consummation of such acquisition, merger, consolidation or purchase would (i) unreasonably impose any material delay in the expiration or termination of any applicable waiting period pursuant to the HSR Act or other Antitrust Laws, (ii) reasonably be expected to materially increase the risk of not obtaining any approvals and expiration of waiting periods pursuant to the HSR Act or other Antitrust Laws, or (iii) materially impede the consummation of the Offer, the Merger or other transactions contemplated by this Agreement.

6.3    Company Stock Awards.

(a)    Prior to the Effective Time, the Company shall take all actions (including obtaining any necessary determinations and/or resolutions of the Company Board or a committee thereof) that may be necessary (under the Company Equity Plans and award agreements pursuant to which Company Stock Awards are outstanding or otherwise) to (i) accelerate the vesting and exercisability (as applicable) of each unvested Company Stock Award then outstanding so that each such Company Stock Award shall be vested and, if applicable, exercisable in accordance with Section 2.8 effective as of immediately prior to, and contingent upon, the Effective Time, (ii) terminate each Company Equity Plan effective as of and contingent upon the Effective Time and (iii) following the vesting acceleration described in (i) above, cause, as of the Effective Time, each unexpired and unexercised Option and each unexpired RSU and each unexpired PSU then outstanding as of immediately prior to the Effective Time to be cancelled, terminated and extinguished, subject, if applicable, to payment pursuant to Section 2.8.

(b)    As promptly as reasonably practicable following the date of this Agreement, the Company shall take all actions necessary or required under the ESPP and applicable Laws to (i) limit participation in the ESPP to those employees who participated in the ESPP immediately prior to the execution and delivery of this Agreement, (ii) prevent participants from increasing their payroll deductions or purchase elections from those in effect immediately prior to the execution and delivery of this Agreement, (iii) ensure that, except for any offering period in existence under the ESPP on the date of this Agreement, no offering period shall be authorized or commenced on or after the date of this Agreement, and no existing offering period shall be extended, and (iv) if the Closing shall occur prior to the end of any offering period in existence under the ESPP on the date of this Agreement, cause the rights of participants in the ESPP with respect to any such offering period (and purchase period thereunder) then underway under the ESPP to be determined by treating the last business day prior to the Effective Time as the last day of such offering period and purchase period and by making such other pro rata adjustments as may be necessary to reflect the shortened offering period and purchase period but otherwise treating such shortened offering period and purchase period as a fully effective and completed offering period and purchase period for all purposes under the ESPP. The Company shall terminate the ESPP in its entirety effective as of the Effective Time, contingent upon the Effective Time. Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of the ESPP) that are necessary to give effect to the transactions contemplated by this Section 6.3(b).

(c)    The Parties hereby acknowledge and agree that the Offer, if consummated pursuant to the terms of this Agreement, constitutes a “Change in Control” for the purposes of the Company Equity Plans containing a “Change in Control” or other similar provision.

6.4    Employee Benefits. For a period of one year following the Effective Time, Parent shall provide, or cause to be provided, to each employee of the Company who is employed by the Company as of immediately prior to the Effective Time and who continues to be employed by the Surviving Corporation (or any Affiliate thereof) (each, a “Continuing Employee”), during such one year period, (1) a base salary (or base wages, as the case may be) and a target annual cash bonus opportunity, which are no less favorable in the aggregate than the base salary (or base wages, as the case may be) and target annual cash bonus opportunity provided to such Continuing Employee immediately prior to the Effective Time, and (2) benefits (excluding defined benefit pension, nonqualified deferred compensation, retiree or post-termination health or welfare benefit, equity or equity based compensation, retention or change in control-related compensation or benefits, long-term incentive or nonqualified deferred compensation and employee stock purchase plans (collectively, the “Specified Arrangements”)) that are substantially comparable in the aggregate to the benefits (excluding the Specified Arrangements) provided to either such Continuing Employee immediately prior to the Effective Time under the Employee Plans set forth on Part 3.17(a) of the Company Disclosure Schedule or similarly situated employees of Parent, as reasonably determined in good faith by Parent. Without limiting the foregoing:

(a)    Each Continuing Employee shall be given service credit for all purposes of eligibility to participate, level of benefits under Parent’s and/or the Surviving Corporation’s vacation policy, and eligibility for vesting under Parent and/or the Surviving Corporation’s health and welfare benefit plans and arrangements (including, without limitation, any severance plans and arrangements) in which the Continuing Employee may participate following the Closing (the “Parent Plans”) with respect to his or her length of service with the Company (and its predecessors) prior to the Closing Date to the same extent such Continuing Employee was entitled to such service credit under the corresponding Employee Plan in which such Continuing Employee participated immediately prior to the Closing, provided that the foregoing shall not result in the duplication of benefits or to benefit accrual under any pension plan.

(b)    With respect to any accrued but unused personal, sick or vacation time to which any Continuing Employee is entitled pursuant to the personal, sick or vacation policies applicable to such Continuing Employee immediately prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation to and instruct its Affiliates to, as applicable (and without duplication of benefits), assume, as of the Effective Time, the liability for such accrued personal, sick or vacation time and allow such Continuing Employee to use such accrued personal, sick or vacation time in accordance with the practice and policies of the Company.

(c)    To the extent that service is relevant for eligibility, vesting or allowances (including paid time off) under any health or welfare benefit plan of Parent and/or the Surviving Corporation, then Parent shall use commercially reasonable efforts to (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under the Parent Plans, to the extent that such conditions, exclusions and waiting periods would not apply under the corresponding Employee Plan in which such Continuing Employees participated prior to the Effective Time and (ii) during the plan year in which the Closing occurs, for purposes of satisfying deductibles, coinsurance and out-of-pocket maximums, credit Continuing Employees for amounts paid prior to the Effective Time with the Company (and its predecessors) under the applicable Employee Plan to the same extent that such amounts paid was recognized prior to the Effective Time under the corresponding Employee Plan that is a health or welfare benefit plan of the Company.

(d)    If annual bonuses in respect of the Company’s 2022 fiscal year have not been paid prior to the Closing Date, Parent shall, or shall cause the Surviving Corporation to and instruct its Affiliates to, pay each Continuing Employee a 2022 annual bonus in an amount equal to the greater of the Continuing Employee’s target annual bonus and the annual bonus to which such Continuing Employee would be entitled based on the Company’s actual performance under the applicable bonus arrangements of the Company in effect as of the date hereof, with such bonus payments to be made at the same time as annual bonuses are paid to Parent employees. In the event that a Continuing Employee (other than any participant in the Company’s Severance Benefit Plan—C-Suite) incurs a termination of service other than for cause (as determined in good faith by Parent) prior to the payment of the 2022 annual bonus, Parent shall, or shall cause the Surviving Corporation to and instruct its Affiliates to pay the terminated Continuing Employee a target annual bonus, prorated based on the number of days employed during calendar year 2022, with such payment to be made within sixty (60) days following the termination date, subject to execution of a release of claims.

(e)    The Company shall, at least one business day prior to the Closing Date, (i) take all actions necessary and appropriate, including ceasing contributions to and adopting written resolutions of the appropriate governing body in a form reasonably satisfactory to Parent (copies of which shall be provided to Parent prior to the Closing), to terminate each Employee Plan intended to be qualified under Section 401(a) of the Code (the “Company 401(k) Plan”) in compliance with its terms and the requirements of applicable Law, (ii) make all employee and employer contributions to the Company 401(k) Plan on behalf of all participants under the Company 401(k) Plan for all periods of service prior to the Closing Date, including such contributions that would have been made on behalf of such participants had the Transaction not occurred, and (iii) fully vest all participants under such Company 401(k) Plan, such termination, cessation of contributions and vesting to be effective no later than the Business Day preceding the Closing; provided, however, that the Company 401(k) Plan termination, cessation of contributions and vesting of participants thereunder may be made contingent upon the consummation of the Transaction. As soon as administratively possible following the Closing, Parent shall cause a retirement plan of Parent or any of its Affiliates that is intended to be qualified under Section 401(a) of the Code and includes a cash or deferred arrangement intended to qualify under Section 401(k) of the Code to accept eligible rollover contributions in cash of amounts distributed from the Company 401(k) Plan and in-kind rollover of any Continuing Employee’s loan balance (if any).

(f)    The provisions of this Section 6.4 are solely for the benefit of the Parties to this Agreement, and no provision of this Section 6.4 is intended to, or shall, constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise, nor limit or prohibit the ability of Parent or the Surviving Corporation from adoption, modifying, amending, or terminating any employee benefit plan, or other benefit or compensation plan at any time, and no current or former employee or any other Person shall be regarded for any purpose as a third party beneficiary of this Agreement or have the right to enforce the provisions hereof. Nothing in this Agreement shall confer upon any director, employee or service provider of the Company any right to continue in the employ or service of the Surviving Corporation, Parent or any subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, Parent or any subsidiary or affiliate thereof to discharge or terminate the services of any director, employee or individual service provider of the Company at any time for any reason whatsoever, with or without cause.

6.5    Indemnification of Officers and Directors.

(a)    All rights to indemnification, advancement of expenses and exculpation by the Company existing in favor of those Persons who are directors or officers of the Company as of the date of this Agreement or have been directors or officers of the Company in the past (the “Indemnified Persons”) for their acts and omissions occurring prior to the Effective Time, as provided in the certificate of incorporation and bylaws of the Company (as in effect as of the date of this Agreement) and as provided in the indemnification agreements between the Company and said Indemnified Persons (as set forth on Part 6.5(a) of the Company Disclosure Schedule and in effect as of the date of this Agreement) in the forms made available by the Company to Parent or Parent’s Representatives prior to the date of this Agreement, shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of such Indemnified Persons, and shall be observed by the Surviving Corporation and its Subsidiaries to the fullest extent available under Delaware or other applicable Laws for a period of six years from the Effective Time, and any claim made pursuant to such rights within such six-year period shall continue to be subject to this Section 6.5(a) and the rights provided under this Section 6.5(a) until disposition of such claim.

(b)    From the Effective Time until the sixth anniversary of the date on which the Effective Time occurs, the Surviving Corporation (together with its successors and assigns, the “Indemnifying Parties”) shall, to the fullest extent permitted under applicable Laws, indemnify and hold harmless each Indemnified Person in his or her capacity as an officer or director of the Company against all losses, claims, damages, liabilities, fees, expenses, judgments or fines incurred by such Indemnified Person as an officer or director of the Company in connection with any pending or threatened Legal Proceeding based on or arising out of, in whole or in part, the fact that such Indemnified Person is or was a director or officer of the Company at or prior to the Effective Time and pertaining to any and all matters pending, existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including any such matter arising under any claim with respect to the Transactions. Without limiting the foregoing, from the Effective Time until the sixth anniversary of the date on which the Effective Time occurs, the Indemnifying Parties shall also, to the fullest extent permitted under applicable Laws, advance reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the Indemnified Persons in connection with matters for which such Indemnified Persons are eligible to be indemnified pursuant to this Section 6.5(b) within 15 days after receipt by Parent of a written request for such advance, subject to the execution by such Indemnified Persons of appropriate undertakings in favor of the Indemnifying Parties to repay such advanced costs and expenses if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Person is not entitled to be indemnified under this Section 6.5(b).

(c)    From the Effective Time until the sixth anniversary of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain, in effect, the existing policy of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement (an accurate and complete copy of which has been made available by the Company to Parent or Parent’s Representatives prior to the date of this Agreement) for the benefit of the Indemnified Persons who are currently covered by such existing policy with respect to their acts and omissions occurring prior to the Effective Time in their capacities as directors and officers of the Company (as applicable), on terms with respect to coverage, deductibles and amounts no less favorable than the existing policy (or at or prior to the Effective Time, Parent or the Company may (through a nationally recognized insurance broker approved by Parent (such approval not to be unreasonably withheld, delayed or conditioned)) purchase a six-year “tail” policy for the existing policy effective as of the Effective Time) and if such “tail policy” has been obtained, it shall be deemed to satisfy all obligations to obtain and/or maintain insurance pursuant to this Section 6.5(c); provided, however, that in no event shall the Surviving Corporation be required, and in no event shall the Company be permitted, to expend in any one year an amount in excess of 300% of the annual premium currently payable by the Company with respect to such current policy, it being understood that if the annual premiums payable for such insurance coverage exceeds such amount, Parent shall be obligated to cause the Surviving Corporation to obtain a policy with the greatest coverage available for a cost equal to such amount.

(d)    In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall ensure that the successors and assigns of Parent or the Surviving Corporation, as the case may be, or at Parent’s option, Parent, shall assume the obligations set forth in this Section 6.5.

(e)    The provisions of this Section 6.5 shall survive the acceptance of Shares for payment pursuant to the Offer and the consummation of the Merger and are (i) intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Persons and their successors, assigns and heirs and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. Unless required by applicable Law, this Section 6.5 may not be amended, altered or repealed after the Offer Acceptance Time in such a manner as to adversely affect the rights of any Indemnified Person or any of their successors, assigns or heirs without the prior written consent of the affected Indemnified Person.

6.6    Securityholder Litigation. The Company shall promptly notify Parent of any litigation brought against the Company and/or members of the Company Board or the Company’s officers (in their respective capacities as such) relating to the Transactions. The Company shall control any Legal Proceeding brought by stockholders of the Company against the Company and/or its directors relating to the Transactions; provided that the Company shall give Parent the right to review and comment on all material filings or responses to be made by the Company in connection with such litigation, and the right to consult on the settlement with respect to such litigation, and the Company shall in good faith take such comments into account. No such settlement shall be agreed to without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed), except to the extent the settlement is fully covered by the Company’s insurance policies (other than any applicable deductible) and only if such settlement is settled solely for the payment of monies.

6.7    Additional Agreements. Without limitation or contravention of the provisions of Section 6.2, and subject to the terms and conditions of this Agreement, Parent and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Offer and the Merger and make effective the other Transactions. Without limiting the generality of the foregoing, subject to the terms and conditions of this Agreement, each Party to this Agreement shall (i) make all filings (if any) and give all notices (if any) required to be made and given by such Party in connection with the Offer and the Merger and the other Transactions pursuant to any applicable Laws or Material Contract set forth on

Schedule 6.7(a), (ii) use commercially reasonable efforts to obtain each Consent (if any) required to be obtained pursuant to any applicable Law or Material Contract set forth on Schedule 6.7(b) by such Party in connection with the Transactions and (iii) use commercially reasonable efforts to lift any restraint, injunction or other legal bar to the Offer or the Merger brought by any third party against such Party. The Company shall promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

6.8    Disclosure. The initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent and thereafter Parent and the Company shall consult with each other before issuing any further press release(s) or otherwise making any public statement or making any announcement to Company Associates (to the extent not previously issued or made in accordance with this Agreement) with respect to the Offer, the Merger, this Agreement or any of the other Transactions and shall not issue any such press release, public statement or announcement to Company Associates without the other Party’s written consent (which shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing: (a) each Party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in Company SEC Documents, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the Parties (or individually, if approved by the other Party); (b) subject to Section 6.1, a Party may, without the prior consent of the other Party hereto but subject to giving as much advance notice and consultation to the other Party as is feasible and giving the other Party a right to review such press release or public statement, issue any such press release or make any such public announcement or statement as may be required by any applicable Law; and (c) no Party needs to consult with any other Party in connection with such portion of any press release, public statement or filing to be issued or made pursuant to Section 5.3(e) or with respect to any Acquisition Proposal or Company Adverse Change Recommendation (in the case of the Company, in compliance with the provisions of Section 5.3 and 6.1).

6.9    Takeover Laws; Advice of Changes.

(a)    If any Takeover Law may become, or may purport to be, applicable to the Transactions, each of Parent and the Company and the members of their respective Boards of Directors shall use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to lawfully eliminate the effect of any Takeover Law on any of the Transactions.

(b)    The Company shall give prompt notice to Parent (and shall subsequently keep Parent informed on a current basis of any developments related to such notice) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that is reasonably likely to result in any of the conditions set forth in Section 7 or Annex I not being able to be satisfied prior to the End Date. Parent shall give prompt notice to the Company (and shall subsequently keep the Company informed on a current basis of any developments related to such notice) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that (i) has had or would reasonably be expected to have a Parent Material Adverse Effect or (ii) is reasonably likely to result in any of the conditions set forth in Section 7 not being able to be satisfied prior to the End Date.

6.10    Section 16 Matters. The Company, and the Company Board, shall, to the extent necessary, take appropriate action, prior to or as of the Offer Acceptance Time, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation or deemed disposition and cancellation of Shares and Company Stock Awards in the Transactions by applicable individuals and to cause such dispositions and/or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.11    Rule 14d-10 Matters. Prior to the Offer Acceptance Time and to the extent permitted by applicable Laws, the Compensation Committee of the Company Board shall approve, as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2)

under the Exchange Act, each agreement, arrangement or understanding between the Company or any of its Affiliates and any of the officers, directors or employees of the Company that are effective as of the date of this Agreement pursuant to which compensation is paid to such officer, director or employee and will take all other action reasonably necessary to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) (2) under the Exchange Act.

6.12    Purchaser Stockholder Consent. Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of Purchaser, a written consent adopting this Agreement.

6.13    Stock Exchange Delisting; Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Shares from Nasdaq and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Closing Date.

SECTION 7. CONDITIONS PRECEDENT TO THE MERGER

The obligations of the Parties to effect the Merger are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

7.1    No Restraints. There shall not have been issued by any court of competent jurisdiction and remain in effect any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger, nor shall any applicable Law or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Merger by any Governmental Body which directly or indirectly prohibits, or makes illegal the consummation of the Merger.

7.2    Consummation of Offer. Purchaser (or Parent on Purchaser’s behalf) shall have accepted for payment and paid for all of the Shares validly tendered pursuant to the Offer and not validly withdrawn.

SECTION 8. TERMINATION

8.1    Termination. This Agreement may be terminated prior to the Effective Time:

(a)    by mutual written consent of Parent and the Company at any time prior to the Offer Acceptance Time;

(b)    by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued an order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of Shares pursuant to the Offer or the Merger or making consummation of the Offer or the Merger illegal, which order, decree, ruling or other action shall be final and nonappealable; provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the issuance of such final and nonappealable order, decree, ruling or other action is primarily attributable to a failure on the part of such Party to perform in any material respect any covenant or obligation in this Agreement required to be performed by such Party at or prior to the Effective Time;

(c)    by Parent at any time prior to the Offer Acceptance Time, if, whether or not permitted to do so: (i) the Company Board shall have failed to include the Company Board Recommendation in the Schedule 14D-9 when mailed, or shall have effected a Company Adverse Change Recommendation; (ii) the Company Board shall have failed, following written request of Parent given not less than three business days prior to the then-scheduled Expiration Date, to publicly reaffirm its recommendation of this Agreement within the earlier of (x) ten business days after Parent so requests in writing and (y) two business days prior to the then-scheduled

Expiration Date, provided that, Parent may only make such request once every 30 days; or (iii) in the case of a tender offer or exchange offer subject to Regulation 14D under the Exchange Act, the Company Board fails to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, rejection of such tender offer or exchange offer within ten business days of the commencement of such tender offer or exchange offer;

(d)    by either Parent or the Company if (i) the Offer Acceptance Time shall not have occurred on or prior 5 p.m. Eastern Time on December 2, 2022 (such date, the “End Date”), provided that the End Date may be extended by Parent or Company for an additional three months if the conditions set forth in clause “(e)” of Annex I are still outstanding, or (ii) the Offer shall have expired pursuant to its terms and the terms of this Agreement (after giving effect to any extensions thereof in accordance with this Agreement) without Purchaser having accepted for payment the Shares validly tendered and not properly withdrawn pursuant to the Offer in accordance with this Agreement on account of the failure to satisfy the Minimum Condition; provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the failure of the Offer Acceptance Time to occur prior to the End Date is primarily attributable to the failure on the part of such Party to perform in any material respect any covenant or obligation in this Agreement required to be performed by such Party;

(e)    by the Company, at any time prior to the Offer Acceptance Time, in order to accept a Superior Proposal and enter into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Superior Proposal (a “Specified Agreement”); provided, however, that such Superior Proposal did not, directly or indirectly, result from a breach by the Company of its obligations under Section 5.3 and Section 6.1 and the Company concurrently pays the fee specified in Section 8.3(b)(i);

(f)    by Parent at any time prior to the Offer Acceptance Time, if a breach of any representation or warranty contained in this Agreement or failure to perform any covenant or obligation in this Agreement on the part of the Company shall have occurred such that the condition set forth in clause “(b)” or “(c)” of Annex I would not be satisfied and cannot be cured by the Company by the End Date, or if capable of being cured, shall not have been cured within 30 days of the date Parent gives the Company notice of such breach or failure to perform; provided, however, that, Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(f) if either Parent or Purchaser is then in material breach of any representation, warranty, covenant or obligation hereunder;

(g)    by the Company at any time prior to the Offer Acceptance Time, if a breach of any representation or warranty contained in this Agreement or failure to perform any covenant or obligation in this Agreement on the part of Parent or Purchaser shall have occurred, in each case if such breach or failure has had or would reasonably be expected to prevent Parent or Purchaser from consummating the Transactions and such breach or failure cannot be satisfied and cannot be cured by Parent or Purchaser, as applicable, by the End Date, or if capable of being cured, shall not have been cured within 30 days of the date the Company gives Parent notice of such breach or failure to perform; provided, however, that, the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(g) if the Company is then in material breach of any representation, warranty, covenant or obligation hereunder; or

(h)    by the Company if Purchaser shall have failed to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer within the period specified in Section 1.1(a) or if Purchaser shall have failed to accept and pay for all Shares validly tendered (and not validly withdrawn) as of the expiration of the Offer (as may be extended) when required to do so in accordance with the terms of this Agreement; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(h) if the failure of Purchaser to commence the Offer within the period specified in Section 1.1(a) or the Purchase to accept and pay for all Shares validity tendered (and not validity withdrawn) as of the expiration of the Offer (as may be extended) is primarily attributable to the failure on the part of Company to perform in any material respect any covenant or obligation in this Agreement required to be performed by the Company for such commencement of the Offer or such acceptance and payment for all Shares;

8.2    Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given to the other Party or Parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be of no further force or effect and there shall be no liability on the part of Parent, Purchaser or the Company or their respective directors, officers and Affiliates following any such termination; provided, however, that (a) this Section 8.2, Section 8.3 and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect, (b) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms and (c) subject to Section 8.3, the termination of this Agreement shall not relieve any Party from any liability for common law fraud or Willful Breach. Nothing shall limit or prevent any Party from exercising any rights or remedies it may have under Section 9.5(b) in lieu of terminating this Agreement pursuant to Section 8.1.

8.3    Expenses; Termination Fee.

(a)    Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, whether or not the Offer and Merger are consummated.

(b)    In the event that:

(i)    this Agreement is terminated by the Company pursuant to Section 8.1(e);

(ii)    this Agreement is terminated by Parent pursuant to Section 8.1(c); or

(iii)    (A) (x) this Agreement is terminated pursuant to Section 8.1(d) (but in the case of a termination by the Company, only if at such time Parent would not be prohibited from terminating this Agreement pursuant to the proviso to Section 8.1(d), and in the case of a termination by either Parent or the Company, provided that at the time of any such termination, the Regulatory Conditions are satisfied and the Minimum Condition is not satisfied), or (y) Section 8.1(f) as a result of a breach by the Company of any of its covenants or obligations under this Agreement, (B) Acquisition Proposal shall have been made by any Person or shall have been communicated to the Company, the Company Board or any of their Representatives (provided that, in the case of a subsequent termination of the type described in clause (A)(x) above, such Acquisition Proposal shall have been publicly made or shall have become publicly known) after the date of this Agreement and prior to such termination and (C) within 12 months of such termination the Company or a Subsidiary of the Company enters into a definitive agreement with respect to an Acquisition Proposal that is subsequently consummated (before or after the expiration of such 12-month period) or consummates an Acquisition Proposal (provided that for purposes of this clause (z) the references to “20%” and “80%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”);

then, in any such event under clause “(i)”, “(ii)” or “(iii)” of this Section 8.3(b), the Company shall pay to Parent or its designee the Termination Fee by wire transfer of same day funds (x) in the case of Section 8.3(b)(i), on the date that the Specified Agreement is executed as a condition to the effectiveness of such termination, (y) in the case of Section 8.3(b)(ii), within two business days after such termination or (z) in the case of Section 8.3(b)(iii), immediately prior to the consummation of the Acquisition Proposal referred to in subclause (iii)(C) above; it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion. As used herein, “Termination Fee” shall mean a cash amount equal to $138,000,000. In the event that Parent or its designee shall receive full payment pursuant to this Section 8.3(b), the receipt of the Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Purchaser, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Purchaser, any of their respective Affiliates (collectively, “Parent Related Parties”) or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the

Company or any of its Affiliates arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination; provided, however, that nothing in this Section 8.3(b) or Section 8.3(d) below shall limit the rights of Parent or Purchaser under Section 9.5(b) or in the case of common law fraud or Willful Breach.

(c)    In the event that (i) this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(b) as the result of a final and nonappealable order, decree, ruling or other action by a court of competent jurisdiction or other Governmental Body having jurisdiction under the HSR Act or any other Antitrust Laws and solely to the extent such order, decree, ruling or other action arises under the HSR Act or any other Antitrust Laws or (ii) (A) this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(d), (B) the condition set forth in Section 7.1 (as the result of such injunction, order or Law promulgated, entered, enforced, enacted, issued or deemed applicable to the Merger by any Governmental Body having jurisdiction under the HSR Act or any other Antitrust Laws and solely to the extent such injunction, order or Law arises under the HSR Act or any other Antitrust Laws) or any Regulatory Condition has not been satisfied and (C) all of the Offer Conditions (other than the Offer Conditions that are by their nature to be satisfied at the Offer Acceptance Time and the Regulatory Condition) have been satisfied or waived; then the Parent will promptly pay or cause to be paid to the Company a reverse termination fee (the “Reverse Termination Fee”) of $138,000,000 to the Company, in cash, but in no event later than two (2) business days after such termination in the event of a termination by the Company and concurrently with and as a condition to termination in the event of a termination by Parent. Parent will not be required to pay the Reverse Termination Fee pursuant to this Section 8.3(c) more than once. In the event that the Company or its designee shall receive full payment pursuant to this Section 8.3(c), the receipt of the Reverse Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by any Company Related Party (as defined below) or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of the Company Related Parties or any other Person shall be entitled to bring or maintain any claim, action or proceeding against Parent any of its Affiliates arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination.

(d)    Subject to the proviso to the last sentence of Section 8.3(b), Parent’s right to receive payment from the Company of the Termination Fee pursuant to Section 8.3(b) and any payments pursuant to Section 8.3(e) shall be the sole and exclusive remedy of the Parent Related Parties against the Company and any of their respective former, current or future officers, directors, partners, stockholders, optionholders, managers, members or Affiliates (collectively, “Company Related Parties”) for any loss suffered as a result of the failure of the Offer or the Merger to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount(s), none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions. The Company’s right to receive payment from Parent of the Reverse Termination Fee pursuant to Section 8.3(c) and any payments pursuant to Section 8.3(e) shall be the sole and exclusive remedy of the Company Related Parties against the Parent Related Parties or any of their respective former, current or future officers, directors, partners, stockholders, optionholders, managers or members for any loss suffered as a result of the failure of the Offer or the Merger to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount(s), none of the Parent Related Parties or any of their respective former, current or future officers, directors, partners, stockholders, optionholders, managers or members shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

(e)    The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the Transactions and that, without these agreements, the Parties would not enter into this Agreement; accordingly, if the Company or Parent, as applicable, fails to timely pay any amount due pursuant to this Section 8.3, and, in order to obtain the payment, Parent or the Company, as applicable, commences a Legal Proceeding which results in a judgment against the Company or Parent, as applicable, the Company shall pay Parent, or Parent shall pay to the Company, as applicable, its reasonable and documented costs and expenses

(including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

SECTION 9. MISCELLANEOUS PROVISIONS

9.1    Amendment. Prior to the Offer Acceptance Time, subject to Section 6.5(e), this Agreement may be amended by an instrument in writing signed on behalf of each of the Parties.

9.2    Waiver. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.3    No Survival of Representations, Warranties or Covenants. None of the representations and warranties or covenants contained in this Agreement, the Company Disclosure Schedule or in any certificate or schedule or other document delivered pursuant to this Agreement shall survive the Merger, except for those covenants that expressly by their terms survive the Effective Time, this Section 9 and the any applicable defined terms in Exhibit A shall survive the Effective Time.

9.4    Entire Agreement; Counterparts. This Agreement and the other agreements, exhibits, annexes and schedules referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties, with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect; and provided, further, that, if the Effective Time occurs, the Confidentiality Agreement shall automatically terminate and be of no further force and effect. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by PDF shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

9.5    Applicable Laws; Jurisdiction; Specific Performance; Remedies.

(a)    This Agreement and all disputes, actions or proceedings (whether based on contract, tort or otherwise) based on, arising out of or relating to this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any laws, rules or provisions that would cause the application of the laws of any jurisdiction other than the State of Delaware. Subject to Section 9.5(c), in any action or proceeding based on, arising out of or relating to this Agreement or any of the Transactions: (i) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware (it being agreed that the consents to jurisdiction and venue set forth in this Section 9.5(a) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the Parties); and (ii) each of the Parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such Party is to receive notice in accordance with Section 9.8. The Parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws; provided, however, that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(b)    The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Subject to the following sentence, the Parties acknowledge and agree that (i) the Parties shall be entitled to seek an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 9.5(a) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, (ii) the provisions set forth in Section 8.3: (x) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement; and (y) shall not be construed to diminish or otherwise impair in any respect any Party’s right to specific enforcement and (iii) the right of specific performance is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into this Agreement. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.5(b) shall not be required to provide any bond or other security in connection with any such order or injunction.

(c)    EACH OF THE PARTIES IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMISSIBLE UNDER THE LAW ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.

9.6    Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights hereunder may be assigned without the prior written consent of the other Parties, and any attempted assignment of this Agreement or any of such rights without such consent shall be void and of no effect; provided, further, however, that Parent or Purchaser may assign this Agreement to any of their Affiliates without consent (provided that such assignment shall not impede or delay the consummation of the Transactions or otherwise impede the rights of the stockholders of the Company under this Agreement); provided that no such assignment or pledge permitted pursuant to this Section 9.6 shall relieve Parent of its obligations hereunder.

9.7    No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; except for: (i) if the Offer Acceptance Time occurs (A) the right of the Company’s stockholders to receive the Offer Price or Merger Consideration, as applicable and (B) the right of the holders of Company Stock Awards to receive the Option Consideration, RSU Consideration and/or PSU Consideration pursuant to Section 2.8; (ii) the provisions set forth in Section 6.5; and (iii) the limitations on liability of the Company Related Parties or the Parent Related Parties set forth in Section 8.3(d).

9.8    Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) two business days after being sent by registered mail or by courier or express delivery service, (c) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission when receipt is confirmed or (d) if sent by email transmission after 6:00 p.m. recipient’s local time and receipt is confirmed, the business day following the date of transmission; provided that in each case the notice or other communication is sent to the physical address or email address set forth beneath the name of such Party below (or to such other physical address or email address as such Party shall have specified in a written notice given to the other Parties):

if to Parent or Purchaser (or following the Effective Time, the Company):

Bristol-Myers Squibb Company

Route 206 & Province Line Road

Princeton, New Jersey 08540

Attention: Senior Vice President and Associate General Counsel, Transactions Law

Email: [***]

    with a copy to (which shall not constitute notice):

    Kirkland & Ellis LLP

    601 Lexington Avenue

    New York, New York 10022

    Attention: Daniel E. Wolf, P.C.

     Jonathan L. Davis, P.C.

     Steven Y. Li

    E-mail: daniel.wolf@kirkland.com

         jonathan.davis@kirkland.com

         steven.li@kirkland.com

if to the Company (prior to the Effective Time):

Turning Point Therapeutics, Inc.

10628 Science Center Drive, Suite 200

San Diego, CA 92121

Attention: President & Chief Executive Officer

Email: [***]

    with a copy to (which shall not constitute notice):

    Cooley LLP

    4401 Eastgate Mall

    San Diego, CA 92121

    Attention: Barbara L. Borden

             Rowook Park

             Charles J. Bair

Email: bborden@cooley.com

    rpark@cooley.com

    cbair@cooley.com

9.9    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

9.10    Obligation of Parent. Parent shall ensure that each of its Subsidiaries duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities applicable to its Subsidiaries under this Agreement, and Parent, as applicable, shall be jointly and severally liable with its Subsidiaries for the due and timely performance and satisfaction of each of said covenants, obligations and liabilities.

9.11    Transfer Taxes. Except as expressly provided in Section 2.6(b), all transfer, documentary, sales, use, stamp, registration, value-added and other similar Taxes and fees incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by Parent and Purchaser when due.

9.12    Company Disclosure Schedule. The disclosures set forth in any particular part or subpart of the Company Disclosure Schedule will be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties or covenants of the Company that are set forth in the corresponding section or subsection of this Agreement; and (b) any other representations and warranties or covenants of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties or covenants is readily apparent on the face of such disclosure. The mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty or covenant shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item is material or constitutes a Material Adverse Effect, and no reference to, or disclosure of, any item or other matter in the Company Disclosure Schedule shall necessarily imply that any other undisclosed matter or item having a greater value or significance is material.

9.13    Construction.

(a)    For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)    The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c)    As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)    Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to sections of this Agreement and Exhibits, Annexes or Schedules to this Agreement.

(e)    Except as expressly provided otherwise in this Agreement or agreed otherwise in writing by and between Parent and the Company, the phrases “made available” and “delivered,” when used in reference to anything made available to the Company, Parent, Purchaser or any of their respective Representatives prior to the execution of this Agreement, shall be deemed to include only (i) uploading, prior to the date of this Agreement, anything in the virtual data room made available in connection with the Transactions and (ii) publicly having made available prior to the date of this Agreement anything in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC.

(f)    The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

TURNING POINT THERAPEUTICS, INC.

By:	/s/ Athena Countouriotis
Name:	Athena Countouriotis
Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

BRISTOL-MYERS SQUIBB COMPANY

By:	/s/ Elizabeth A. Mily
Name:	Elizabeth A. Mily
Title:	Executive Vice President, Strategy and Business Development

RHUMBA MERGER SUB INC.

By:	/s/ Brian P. Heaphy
Name:	Brian P. Heaphy
Title:	Vice President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A):

Acceptable Confidentiality Agreement. “Acceptable Confidentiality Agreement” is defined in Section 5.3(a).

Acquisition Proposal. “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Parent and its Affiliates) or “group”, within the meaning of Section 23(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (A) acquisition or license of, or partnership, collaboration or revenue-sharing arrangement with respect to, assets of the Company equal to 20% or more of the fair market value of the Company’s assets or to which 20% or more of the Company’s revenues or earnings are attributable, (B) issuance or acquisition of 20% or more of the outstanding Shares, (C) recapitalization, tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding Shares or (D) merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company that if consummated would result (i) in any Person or group beneficially owning 20% or more of the outstanding Shares or 20% or more of the aggregate voting power or equity interests of the Company, the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity or (ii) the holders of the Shares, as of immediately prior to the consummation of such transaction, beneficially owning 80% or less of the aggregate voting power or equity interests of the Company, the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity, in each case other than the Transactions.

Affiliate. “Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.

Agreement. “Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

Anti-Corruption Laws. “Anti-Corruption Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986, as amended, the UK Bribery Act of 2010, and the Anti-Bribery Laws of the People’s Republic of China or any applicable Laws of similar effect, and the related regulations and published interpretations thereunder.

Antitrust Laws. “Antitrust Laws” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, state antitrust laws, and all other applicable Laws and regulations (including non-U.S. laws and regulations) issued by a Governmental Body that are designed or intended to preserve or protect competition, prohibit and restrict agreements in restraint of trade or monopolization, attempted monopolization, restraints of trade and abuse of a dominant position, or to prevent acquisitions, mergers or other business combinations and similar transactions, the effect of which may be to lessen or impede competition or to tend to create or strengthen a dominant position or to create a monopoly.

Balance Sheet. “Balance Sheet” is defined in Section 3.6.

Book-Entry Shares. “Book-Entry Shares” shall mean non-certificated Shares represented by book-entry.

business day. “business day” shall mean a day except a Saturday, a Sunday or other day on which banks in the City of New York are authorized or required by Law to be closed.

CARES Act. “CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116–136 (116th Cong.) (Mar. 27, 2020), any amendments thereof, and any similar Law providing for the deferral of Taxes, the conditional deferral, reduction, or forgiveness of Taxes, the increase in the utility of Tax attributes, or other Tax-related measures intended to benefit taxpayers in response to the COVID-19 pandemic and associated economic downturn.

Certificates. “Certificates” is defined in Section 2.6(b).

Change in Circumstance. “Change in Circumstance” shall mean any material event or development or material change in circumstances with respect to the Company that (a) was neither known to the Company Board nor reasonably foreseeable as of or prior to the date of this Agreement and (b) does not relate to any Acquisition Proposal.

Closing. “Closing” is defined in Section 2.3(a).

Closing Date. “Closing Date” is defined in Section 2.3(a).

Code. “Code” shall mean the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder.

Company. “Company” is defined in the preamble to this Agreement.

Company Adverse Change Recommendation. “Company Adverse Change Recommendation” is defined in Section 6.1(a).

Company Associate. “Company Associate” shall mean each current or former officer or other employee, or individual who is a current independent contractor, consultant or director, of or to the Company.

Company Board. “Company Board” is defined in Recital C.

Company Board Recommendation. “Company Board Recommendation” is defined in Recital C.

Company Common Stock. “Company Common Stock” shall mean the common stock, $0.0001 par value per share, of the Company.

Company Contract. “Company Contract” shall mean any Contract to which the Company is a party or by which the Company may be bound.

Company Disclosure Documents. “Company Disclosure Documents” is defined in Section 3.4(h).

Company Disclosure Schedule. “Company Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of this Agreement and that has been delivered by the Company to Parent on the date of this Agreement.

Company Employee Agreement. “Company Employee Agreement” shall mean each management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between the Company and any Company Associate (excluding the Company’s directors) pursuant to which the Company is or may become obligated to: (a) make any severance, termination or similar payment to such Company Associate (other than as required by applicable Laws); (b) make any (i) aggregate annual compensation payments or (ii) bonus, deferred compensation or similar payment, in each case, to a Company Associate that is in excess of $300,000; or (c) grant or accelerate the vesting of, or otherwise modify, any Company Stock Award, other than accelerated vesting expressly provided for in the Company Equity Plans as in effect on the date hereof.

Company Equity Plans. “Company Equity Plans” shall mean the Company’s 2013 Equity Incentive Plan and 2019 Equity Incentive Plan, in each case as amended.

Company Exclusively Licensed IP. “Company Exclusively Licensed IP” shall mean all Intellectual Property Rights exclusively licensed or purported to be exclusively licensed to the Company.

Company IP. “Company IP” is defined in Section 3.8(b).

Company Lease. “Company Lease” shall mean any Company Contract pursuant to which the Company leases, subleases or sub-subleases Leased Real Property from another Person.

Company Owned IP. “Company Owned IP” shall mean all Intellectual Property Rights that are owned or purported to be owned by the Company.

Company Preferred Stock. “Company Preferred Stock” shall mean the preferred stock, $0.0001 par value per share, of the Company.

Company Related Parties. “Company Related Parties” is defined in Section 8.3(d).

Company SEC Documents. “Company SEC Documents” is defined in Section 3.4(a).

Company Stock Awards. “Company Stock Awards” shall mean all Options, RSUs and PSUs.

Company Systems. “Company Systems” shall mean the computer systems, servers, hardware, software, websites, networks, servers, workstations, and all other physical or virtual information technology equipment used by or on behalf of the Company.

Confidentiality Agreement. “Confidentiality Agreement” is defined in Section 5.1.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Continuing Employee. “Continuing Employee” is defined in Section 6.4.

Contract. “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, bond, debenture, note, option, warrant, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature (except, in each case, ordinary course of business purchase orders).

Covered Rights. “Covered Rights” shall mean the right to research, develop, manufacture, have manufactured, supply, test, clinical trials, distribute, market, promote, license, offer for sale, sell, import, export, commercialize and otherwise exploit any Product of the Company in any jurisdiction.

Covid-19. “COVID-19” means SARS-CoV-2 or COVID-19, and any variants or evolutions thereof or epidemics, pandemics or disease outbreaks thereof.

Covid-19 Measures. “COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, shutdown, closure, sequester or other Law, order, directive, guideline or recommendation by any Governmental Body or public health agency in connection with or in response to COVID-19, including, but not limited to, the CARES Act and all guidelines and requirements, such as social distancing, cleaning, and other similar or related measures of the Occupational Safety and Health Administration and the Centers for Disease Control and Prevention, provided that such matters are implemented in a reasonable manner and for a reasonable period of time.

Data Security Requirements. “Data Security Requirements” shall mean, to the extent governing the privacy, data protection or security of any Personal Information, all applicable (i) Laws (including the Health Insurance Portability and Accountability Act of 1996 and the EU General Data Protection Regulation), (ii) external-facing policies (including privacy policies), programs and notices of the Company, and (iii) contractual requirements to which the Company is a party.

Depository Agent. “Depository Agent” is defined in Section 2.6(a).

Determination Notice. “Determination Notice” is defined in Section 6.1(b)(i).

DGCL. “DGCL” shall mean the Delaware General Corporation Law, as amended.

Dissenting Shares. “Dissenting Shares” is defined in Section 2.7.

DOJ. “DOJ” shall mean the U.S. Department of Justice.

Effective Time. “Effective Time” is defined in Section 2.3(b).

Employee Plan. “Employee Plan” shall mean any (a) “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), and (b) employment, individual consulting, salary, bonus, vacation, deferred compensation, equity or equity-based compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefits, profit-sharing, pension or retirement plan, policy, program, agreement or arrangement and any other benefit or compensation plan, program, policy, agreement or arrangement, in each case that is (i) sponsored, maintained, contributed to or required to be contributed to by the Company, (ii) for the benefit of any Company Associate, or (iii) with respect to which the Company has or could have any liability, including on account of at any time being considered a single employer with any other Person under Section 414 of the Code (excluding workers’ compensation, unemployment compensation and other government programs), including, for the avoidance of doubt, any Company Employee Agreement.

Encumbrance. “Encumbrance” shall mean any lien, license, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or other similar restriction (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

End Date. “End Date” is defined in Section 8.1(e).

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

Environmental Law. “Environmental Law” shall mean any federal, state, local or foreign Law relating to pollution or protection of human health, worker health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

ESPP. “ESPP” means the Company’s 2019 Employee Stock Purchase Plan.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Excluded Shares. “Excluded Shares” shall mean any Shares held by the Company, Parent, Purchaser, or any of their respective wholly owned Subsidiaries and any Dissenting Shares.

Expiration Date. “Expiration Date” is defined in Section 1.1(c).

Extension Deadline. “Extension Deadline” is defined in Section 1.1(c).

FDA. “FDA” means United States Food and Drug Administration or any successor agency.

FTC. “FTC” shall mean the U.S. Federal Trade Commission.

GAAP. “GAAP” is defined in Section 3.4(b).

GMP Regulations. “GMP Regulations” means the applicable Laws and guidances for current Good Manufacturing Practices promulgated by the FDA under the FDCA or PHS Act, the European Medicines Agency or under the European Union guidelines to Good Manufacturing Practice for medicinal products and any other applicable Governmental Body in each jurisdiction where the Company or a third party acting on its behalf is undertaking a clinical trial or any manufacturing activities as of or prior to the Effective Time.

Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law; or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court, arbitrator or other tribunal.

Hazardous Materials. “Hazardous Materials” shall mean any waste, material, or substance that is listed, regulated or defined under any Environmental Law and includes any pollutant, chemical substance, hazardous substance, hazardous waste, special waste, solid waste, asbestos, mold, radioactive material, polychlorinated biphenyls, petroleum or petroleum-derived substance or waste.

HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

In-bound License. “In-bound License” is defined in Section 3.8(d).

Indebtedness. “Indebtedness” shall mean (a) any indebtedness for borrowed money (including the issuance of any debt security) to any Person, (b) any obligations evidenced by notes, bonds, debentures or similar Contracts to any Person, (c) any obligations in respect of letters of credit and bankers’ acceptances (other than letters of credit used as security for leases), (d) all obligations with respect to deferred purchase price of property or services, or (e) any guaranty of any such obligations described in clauses “(a)” through “(d)” of any Person (other than, in any case, accounts payable to trade creditors and accrued expenses, in each case arising in the ordinary course of business).

Indemnified Persons. “Indemnified Persons” is defined in Section 6.5(a).

Indemnifying Parties. “Indemnifying Parties” is defined in Section 6.5(b).

Intellectual Property Rights. “Intellectual Property Rights” shall mean and includes all proprietary rights and other intellectual property and all associated rights past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) works of authorship (whether or not copyrightable), including exclusive exploitation rights, copyrights, moral rights, software, data, databases, database rights and mask works; (b) trademarks, service marks, trade dress, logos, trade names and other source identifiers, domain names and URLs and similar rights and any goodwill associated therewith; (c) rights associated with trade secrets, know how, inventions, invention disclosures, methods, processes, protocols, specifications, techniques, concepts, discoveries, formulations, compositions of matter, and other forms of technology; (d) patents and industrial property rights (together with “(g)” (as applicable thereto), “Patents”); (e) other proprietary rights in intellectual property of every kind and nature; (f) rights of privacy and publicity; and (g) all registrations, renewals, extensions, statutory invention registrations, provisionals, non-provisionals, continuations, continuations-in-part, divisionals, or reissues of, reexaminations, and applications for, any of the rights referred to in clauses “(a)” through “(f)” above (whether or not in tangible form and including all tangible embodiments of any of the foregoing, such as samples, studies and summaries), along with all rights to prosecute and perfect the same through administrative prosecution, registration, recordation or other administrative proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing.

IRS. “IRS” shall mean the Internal Revenue Service.

knowledge. “knowledge” with respect to an Entity shall mean with respect to any matter in question the actual knowledge of such Entity’s executive officers after reasonable inquiry. With respect to matters involving Intellectual Property Rights, knowledge does not require that any of such Entity’s executive officers conduct or have conducted or obtain or have obtained any freedom-to-operate opinions or similar opinions of counsel or any intellectual property clearance searches, and no knowledge of any third party intellectual property that would have been revealed by such inquiries, opinions or searches will be imputed to such executive officers. The executive officers of the Company are set forth on Part 3.22 of the Company Disclosure Schedule.

Law. “Law” any federal, state, local, municipal, foreign or other law, act, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of Nasdaq).

Leased Real Property. “Leased Real Property” is defined in Section 3.7(b).

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, charge, claim, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation or administrative enforcement proceeding commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Material Adverse Effect. An event, occurrence, violation, inaccuracy, circumstance, change, effect, event, development or other matter shall be deemed to have or to be reasonably expected to have a “Material Adverse Effect” on the Company, if such event, occurrence, violation, inaccuracy, circumstance, change, effect, event, development or other matter (whether or not any such matter, considered together with all other matters, would constitute a breach of the representations, warranties, covenants or agreements of the Company set forth in this Agreement) that either (a) had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, financial condition or results of operations of the Company or (b) has prevented or materially delayed, or would reasonably be expected to prevent or materially delay, the consummation by the Company of the Offer or the Merger; provided, however, that, in the case of clause (a) of this definition, none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there is, or would reasonably likely to be, a Material Adverse Effect on the Company: (i) any change in the market price or trading volume of the Company’s stock; (ii) any event, occurrence, circumstance or other matter directly resulting from the announcement or pendency of the Transactions (other than for purposes of any representation or warranty contained in Section 3.24 but subject to disclosures in Part 3.24 of the Company Disclosure Schedule); (iii) any event, occurrence, circumstance, change or effect in the industries in which the Company operates or in the economy generally or other general business, financial or market conditions, except to the extent that the Company is adversely affected disproportionately relative to the other participants in such industries or the economy generally, as applicable; (iv) any event, circumstance, change or effect arising directly or indirectly from or otherwise relating to fluctuations in the value of any currency, except to the extent that the Company is adversely affected disproportionately relative to the other participants in such industries or the economy generally, as applicable; (v) any event, circumstance, change or effect arising directly or indirectly from or otherwise relating to any act of terrorism, war, national or international calamity or any other similar event, except to the extent that such event, circumstance, change or effect disproportionately affects the Company relative to other participants in the industries in which the Company operates or the economy generally, as applicable; (vi) any epidemic, pandemic (including COVID-19), disease outbreak or other public health-related event, hurricane, tornado, flood, earthquake, tsunamis, tornadoes, mudslides, fires or other natural disaster or other force majeure event, or the escalation or worsening thereof; (vii) the failure of the Company to meet internal or analysts’ expectations or projections or the results of operations of the Company; (viii) any adverse effect arising directly from or otherwise directly relating to any action taken by the Company at the written direction of Parent or any action specifically required to be taken by the Company, or the failure of the Company to take any action that the Company is specifically prohibited by the terms of this Agreement from taking to the extent Parent unreasonably fails to give its consent thereto after a written request therefor pursuant to Section 5.2; (ix) any event, occurrence, circumstance, change or effect resulting or arising from Parent’s or Purchaser’s breach of this Agreement; (x) any event, occurrence, circumstance, change or effect arising directly or indirectly from or otherwise relating to any change in, or any compliance with or action taken for the purpose of complying with, any applicable Law or GAAP (or interpretations of any applicable Law or GAAP), except to the extent that the Company is adversely affected disproportionately relative to the other participants in such industries or the economy generally, as applicable or (xi) to the extent not involving any wrongdoing by the Company or any of its Affiliates or Representatives acting on behalf of the Company and other than for purposes of any representation or warranty contained in Sections 3.13 or 3.15, (1) regulatory, manufacturing or clinical changes, events or developments or other actions resulting from any nonclinical or clinical studies sponsored by the Company or any competitor of the Company, results of meetings with the FDA or other Governmental Body (including any communications from any Governmental Body in connection with such meetings), or any increased incidence or severity of any previously identified side effects, adverse effects, adverse events or safety observations or reports of new side effects, adverse events or safety observations with respect to the Company’s or any competitor’s product candidates, (2) the determination by, or the delay of a determination by, the FDA or any other Governmental Body, or any panel or advisory body empowered or appointed thereby, with respect to the clinical hold, acceptance, filing, designation, approval, clearance, non-acceptance, hold, refusal to file, refusal to designate, non-approval, disapproval or non-clearance of any of the Company’s or any competitor’s product candidates, (3) FDA approval (or other clinical or regulatory developments), market entry or threatened market entry of any product competitive with or related to any of the Company’s products or product candidates, or any guidance, announcement or publication by the FDA or other Governmental Body relating to any product candidates of the Company or any competitor, or (4) any manufacturing or supply chain disruptions or delays in manufacturing validation affecting products or product candidates of the Company or developments relating to reimbursement, coverage or payor rules with respect to any product or product candidates of the Company or the pricing of products; it being understood that the exceptions in clauses “(i)” and “(vii)” shall not prevent or otherwise affect a determination that the underlying cause of any such decline or failure referred to therein (if not otherwise expressly excluded under any of the exceptions provided by clauses “(ii)” through “(vi)” or “(viii)” through “(xi)” hereof) is or would be reasonably likely to be a Material Adverse Effect.

Material Contract. “Material Contract” is defined in Section 3.10(a).

Merger. “Merger” is defined in Recital B.

Merger Consideration. “Merger Consideration” is defined in Section 2.5(a)(iii).

Minimum Condition. “Minimum Condition” is defined in Annex I.

Nasdaq. “Nasdaq” shall mean the Nasdaq Global Select Market, or any successor inter-dealer quotation system operated by Nasdaq, Inc., or any successor thereto.

NDA. “NDA” means a new drug application for a drug filed in accordance with 21 C.F.R. Part 314, and all supplements filed pursuant to the requirements of the FDA, including all documents, data and other information concerning the applicable drug which are necessary for FDA approval to market such drug in the United States, and any comparable application submitted to any comparable foreign Governmental Body.

Obligations. “Obligations” is defined in Section 9.11.

Offer. “Offer” is defined in Recital A.

Offer Acceptance Time. “Offer Acceptance Time” is defined in Section 6.1(b).

Offer Commencement Date. “Offer Commencement Date” shall mean the date on which Purchaser commences the Offer, within the meaning of Rule 14d-2 under the Exchange Act.

Offer Conditions. “Offer Conditions” is defined in Section 1.1(b).

Offer Documents. “Offer Documents” is defined in Section 1.1(e).

Offer Price. “Offer Price” is defined in Recital A.

Offer to Purchase. “Offer to Purchase” is defined in Section 1.1(b).

Options. “Options” shall mean all options to purchase Shares (whether granted by the Company pursuant to the Company Equity Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

Option Consideration. “Option Consideration” is defined in Section 2.8(a).

Out-bound License. “Out-bound License” is defined in Section 3.8(d).

Parent. “Parent” is defined in the preamble to this Agreement.

Parent Material Adverse Effect. “Parent Material Adverse Effect” shall mean any effect, change, event or occurrence that would individually or in the aggregate, prevent, materially delay or materially impair the ability of Parent or Purchaser to consummate the Transactions.

Parent Plan. “Parent Plan” is defined in Section 6.4(a).

Parent Related Parties. “Parent Related Parties” is defined in Section 8.3(b).

Parties. “Parties” shall mean Parent, Purchaser and the Company.

Paying Agent. “Paying Agent” is defined in Section 2.6(a).

Payment Fund. “Payment Fund” is defined in Section 2.6(a).

Permitted Encumbrance. “Permitted Encumbrance” shall mean (a) any Encumbrance that arises out of Taxes either (i) not delinquent or (ii) the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (b) any Encumbrance representing the rights of customers, suppliers and subcontractors in the ordinary course of business under the terms of any Contracts to which the relevant party is a party or under general principles of commercial or government contract law (including mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar liens granted or which arise in the ordinary course of business), (c) in the case of any Contract, Encumbrances that are restrictions against the transfer or assignment thereof that are included in the terms of such Contract or any non-exclusive license of intellectual property granted to service providers of the Company in the ordinary course of business, (d) any Encumbrances for which appropriate reserves have been established in the consolidated financial statements of the Company, (e) any In-bound License and any Out-bound License and (f) in the case of real property, Encumbrances that are easements, rights-of-way, encroachments, restrictions, conditions and other similar Encumbrances incurred or suffered in the ordinary course of business and which, individually or in the aggregate, do not and would not materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, or zoning, entitlement, building and other land use regulations imposed by Governmental Bodies having jurisdiction over such real property or that are otherwise set forth on a title report and which, individually or in the aggregate, do not and would not materially impair the use (or contemplated use), utility or value of the applicable real property.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Personal Information. “Personal Information” means data or other information that is protected by or subject to any applicable Law pertaining to privacy or information security, including any such information or data that is defined as “personal information”, “personal data”, “personally identifiable information”, or “protected health information” under any applicable Law.

Pre-Closing Period. “Pre-Closing Period” is defined in Section 5.1.

Process. “Process” means any operation or set of operations that is performed on data or Company Systems, including access, collection, use, processing, securing, storage, transfer, disclosure, destruction, modification, or disposal.

Products. “Products” shall mean each of (i) repotrectinib, (ii) elzovantinib, (iii) TPX-0046, (iv) TPX-0131, and (v) TPX-4589.

PSU. “PSU” is defined in Section 2.8(c).

PSU Consideration. “PSU Consideration” is defined in Section 2.8(c).

Purchaser. “Purchaser” is defined in the preamble to this Agreement.

Reference Date. “Reference Date” shall mean Wednesday, June 1, 2022.

Registered IP. “Registered IP” shall mean all Intellectual Property Rights that are registered or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks, service marks and trade dress, registered domain names, and all applications for any of the foregoing.

Regulatory Condition(s). “Regulatory Condition(s)” is defined in Annex I.

Release. “Release” shall mean any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source into or upon the environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.

Representatives. “Representatives” shall mean officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors and other representatives.

Reverse Termination Fee. “Reverse Termination Fee” is defined in Section 8.3(c).

RSU. “RSU” is defined in Section 2.8(b).

RSU Consideration. “RSU Consideration” is defined in Section 2.8(b).

Sarbanes-Oxley Act. “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended.

Schedule 14D-9. “Schedule 14D-9” is defined in Section 1.2(a).

Schedule TO. “Schedule TO” is defined in Section 1.1(e).

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

Security Incident. “Security Incident” means any (i) breach of security, phishing incident, ransomware or malware attack affecting any Company Systems, or (ii) incident in which Personal Information was or may have been Processed (including any exfiltration or disclosure) in an unauthorized or unlawful manner (whether any of the foregoing was possessed or controlled by the Company or by another Person on behalf of the Company).

Shares. “Shares” is defined in Recital A.

Specified Agreement. “Specified Agreement” is defined in Section 8.1(f).

Specified Arrangements. “Specified Arrangements” is defined in Section 6.4.

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s Board of Directors or other governing body or (b) at least 50% of the outstanding equity or financial interests of such Entity.

Superior Proposal. “Superior Proposal” shall mean a bona fide written Acquisition Proposal that the Company Board determines, in its good faith judgment, after consultation with its outside legal counsel and its financial advisor(s), is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects (including certainty of closing) of the proposal and the Person making the proposal and other aspects of the Acquisition Proposal that the Company Board deems relevant, and if consummated, would result in a transaction more favorable to the Company’s stockholders (solely in their capacity as such) from a financial point of view than the transaction contemplated by this Agreement; provided that for purposes of the definition of “Superior Proposal”, (x) the references to “20%” and “80%” in the definition of Acquisition Proposal shall be deemed to be references to “100%” and “50%”, respectively and (y) the reference to “license”, “partnership”, “collaboration” and “revenue-sharing arrangement” in the definition of Acquisition Proposal shall be disregarded and deemed deleted.

Surviving Corporation. “Surviving Corporation” is defined in Recital B.

Takeover Laws. “Takeover Laws” shall mean any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover laws and regulations.

Tax. “Tax” shall mean any U.S. federal, state, local or non-U.S. tax of any kind whatsoever (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax, and any fee, levy, duty, tariff, impost, or other similar charge in the nature of a tax), including any interest, penalty or addition to tax, in each case imposed, assessed or collected by or under the authority of any Governmental Body.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax.

Termination Fee. “Termination Fee” is defined in Section 8.3(b).

Transactions. “Transactions” shall mean (a) the execution and delivery of this Agreement and (b) all of the transactions contemplated by this Agreement, including the Offer and the Merger.

Willful Breach. “Willful Breach” shall mean a material breach of this Agreement prior to the date of termination that is a consequence of an act, or failure to act, undertaken by the breaching Party with the knowledge that the taking of such act, or failure to act, would result in such breach.

Exhibit B

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TURNING POINT THERAPEUTICS, INC.

ARTICLE ONE

The name of the corporation is Turning Point Therapeutics, Inc. (hereinafter called the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE THREE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE FOUR

The total number of shares which the Corporation shall have the authority to issue is One Thousand (1,000) shares, all of which shall be shares of Common Stock, with a par value of $0.01 per share.

ARTICLE FIVE

The directors shall have the power to adopt, amend or repeal By-Laws, except as may be otherwise be provided in the By-Laws.

ARTICLE SIX

The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

ARTICLE SEVEN

Subject to the provisions of the General Corporation Law of the State of Delaware, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, subsequent to the adoption of this ARTICLE SEVEN, except to the extent that such liability arises (i) from a breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) as a result of acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law relating to the unlawful payment of dividends or unlawful stock purchase or redemption or (iv) any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of this ARTICLE SEVEN, nor the adoption of any provision of the Certificate of Incorporation, the Bylaws or of any statute inconsistent with this ARTICLE SEVEN, shall eliminate or reduce the effect of this ARTICLE SEVEN, in respect of any acts or omissions occurring prior to such amendment, repeal or adoption of an inconsistent provision.

B-1

ARTICLE EIGHT

The Corporation reserves the right to amend or repeal any provisions contained in this Certificate of Incorporation from time to time and at any time in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders and directors are granted subject to such reservation.

B-2

Exhibit C

SECOND AMENDED AND RESTATED

BYLAWS

OF

TURNING POINT THERAPEUTICS, INC.

A Delaware Corporation

ARTICLE I

OFFICES

Section 1.1    Registered Office. The registered office of the corporation in the State of Delaware shall be located at 251 Little Falls Drive, Wilmington, Delaware 19808, in the County of New Castle. The name of the corporation’s registered agent at such address shall be Corporation Service Company. The registered office and/or registered agent of the corporation may be changed from time to time by action of the board of directors.

Section 1.2    Other Offices. The corporation may also have offices at such other places, both within and without the State of Delaware, as the board of directors may from time to time determine or the business of the corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 2.1    Place and Time of Meetings. An annual meeting of the stockholders shall be held each year for the purpose of electing directors and conducting such other proper business as may come before the meeting. The date, time and place of the annual meeting may be determined by resolution of the board of directors or as set by the chief executive officer of the corporation.

Section 2.2    Special Meetings. Special meetings of stockholders may be called for any purpose (including, without limitation, the filling of board vacancies and newly created directorships), and may be held at such time and place, within or without the State of Delaware, as shall be stated in a notice of meeting or in a duly executed waiver of notice thereof. Such meetings may be called at any time by two or more members of the board of directors or the chief executive officer and shall be called by the chief executive officer upon the written request of holders of shares entitled to cast not less than fifty percent (50%) of the outstanding shares of any series or class of the corporation’s capital stock.

Section 2.3    Place of Meetings. The board of directors may designate any place, either within or without the State of Delaware, as the place of meeting for any annual meeting or for any special meeting called by the board of directors. If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be the principal executive office of the corporation.

Section 2.4    Notice. Whenever stockholders are required or permitted to take action at a meeting, written or printed notice stating the place, date, time, and, in the case of special meetings, the purpose or purposes, of such meeting, shall be given to each stockholder entitled to vote at such meeting not less than 10 nor more than 60 days before the date of the meeting. All such notices shall be delivered, either personally or by mail, by or at the direction of the board of directors, the chief executive officer or the secretary, and if mailed, such notice shall be deemed to be delivered when deposited in the United States mail, postage prepaid, addressed to the stockholder at his, her or its address as the same appears on the records of the corporation. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

Section 2.5    Stockholders List. The officer having charge of the stock ledger of the corporation shall make, at least 10 days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at such meeting arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

Section 2.6    Quorum. Except as otherwise provided by applicable law or by the certificate of incorporation of the corporation (as may be amended from time to time, the “Certificate of Incorporation”), a majority of the outstanding shares of the corporation entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders. If less than a majority of the outstanding shares are represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time in accordance with Section 7 of this Article Two, until a quorum shall be present or represented.

Section 2.7    Adjourned Meetings. When a meeting is adjourned to another time and place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 2.8    Vote Required. When a quorum is present, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders, unless the question is one upon which by express provisions of an applicable law or of the Certificate of Incorporation a different vote is required, in which case such express provision shall govern and control the decision of such question. Where a separate vote by class is required, the affirmative vote of the majority of shares of such class present in person or represented by proxy at the meeting shall be the act of such class.

Section 2.9    Voting Rights. Except as otherwise provided by the General Corporation Law of the State of Delaware or by the Certificate of Incorporation or any amendments thereto and subject to Section 4 of Article VI, every stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of common stock held by such stockholder.

Section 2.10    Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for him, her or it by proxy. Every proxy must be signed by the stockholder granting the proxy or by his, her or its attorney-in-fact. No proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the corporation generally.

Section 2.11    Action by Written Consent. Unless otherwise provided in the Certificate of Incorporation, any action required to be taken at any annual or special meeting of stockholders of the corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken and bearing the dates of signature of the stockholders who signed the consent or consents, shall be signed by the holders of outstanding stock having not less than a majority of the shares entitled to vote, or, if greater, not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation by delivery to its registered office in the State of Delaware, or the corporation’s principal place of business, or an officer or agent of the corporation having custody of the book or books in which proceedings of meetings of the stockholders are recorded. Delivery made to the corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested provided, however, that no consent or consents delivered by certified or registered mail shall be deemed delivered until such consent or consents are actually received at the registered office. All consents properly delivered in accordance with this section shall be deemed to be recorded when so delivered. No written consent shall be effective to take the corporate action referred to therein unless, within sixty days of the earliest dated consent delivered to the corporation as required by this section, written consents signed by the holders of a sufficient number of shares to take such corporate action are so recorded. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing. Any action taken pursuant to such written consent or consents of the stockholders shall have the same force and effect as if taken by the stockholders at a meeting thereof.

ARTICLE III

DIRECTORS

Section 3.1    General Powers. The business and affairs of the corporation shall be managed by or under the direction of the board of directors.

Section 3.2    Number, Election and Term of Office. The initial number of directors which shall constitute the board as of the effective date of these Second Amended and Restated Bylaws (“Bylaws”) shall be THREE (3). Thereafter, the number of directors may be increased or decreased from time to time by resolution of the board (subject to a required minimum of TWO (2) directors on the board at any given time). The directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors. The directors shall be elected in this manner at the annual meeting of the stockholders, except as provided in Section 4 of this Article III. Each director elected shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

Section 3.3    Removal and Resignation. Any director or the entire board of directors may be removed at any time, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. Whenever the holders of any class or series are entitled to elect one or more directors by the provisions of the Certificate of Incorporation, the provisions of this section shall apply, in respect of the removal without cause of a director or directors so elected, to the vote of the holders of the outstanding shares of that class or series and not to the vote of the outstanding shares as a whole. Any director may resign at any time upon written notice to the corporation.

Section 3.4    Vacancies. Except as otherwise provided by the Certificate of Incorporation or any amendments thereto, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority vote of the holders of the corporation’s outstanding stock entitled to vote thereon or by a majority of the members of the board of directors. Each director so chosen shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as herein provided.

Section 3.5    Annual Meetings. The annual meeting of each newly elected board of directors shall be held, without other notice than this by-law, immediately after, and at the same place as, the annual meeting of stockholders.

Section 3.6    Other Meetings and Notice. Regular meetings, other than the annual meeting, of the board of directors may be held without notice at such time and at such place as shall from time to time be determined by resolution of the board. Special meetings of the board of directors may be called by or at the request of the chief executive officer or president on at least 24 hours’ notice to each director, either personally, by telephone, by mail, or by telegraph; the chief executive officer must call, in like manner and on like notice, a special meeting at the written request of at least a majority of the directors.

Section 3.7    Quorum, Required Vote and Adjournment. A majority of the total number of directors then in office (without regard to any then vacancies on the board) shall constitute a quorum for the transaction of business. The vote of a majority of directors present at a meeting at which a quorum is present shall be the act of the board of directors. If a quorum shall not be present at any meeting of the board of directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 3.8    Committees. The board of directors may, by resolution passed by a majority of the whole board, designate one or more committees, each committee to consist of one or more of the directors of the corporation, which, to the extent provided in such resolution or these Bylaws shall have and may exercise the powers of the board of directors in the management and affairs of the corporation except as otherwise limited by law. The board of directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the board of directors. Each committee shall keep regular minutes of its meetings and report the same to the board of directors when required.

Section 3.9    Committee Rules. Each committee of the board of directors may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the board of directors designating such committee. Unless otherwise provided in such a resolution, the presence of at least a majority of the members of the committee shall be necessary to constitute a quorum. In the event that a member and that member’s alternate, if alternates are designated by the board of directors as provided in Section 8 of this Article III, of such committee is or are absent or disqualified, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in place of any such absent or disqualified member.

Section 3.10    Communications Equipment. Members of the board of directors or any committee thereof may participate in and act at any meeting of such board or committee through the use of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in the meeting pursuant to this section shall constitute presence in person at the meeting.

Section 3.11    Waiver of Notice and Presumption of Assent. Any member of the board of directors or any committee thereof who is present at a meeting shall be conclusively presumed to have waived notice of such meeting except when such member attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Such member shall be conclusively presumed to have assented to any action taken unless his or her dissent shall be entered in the minutes of the meeting or unless his or her written dissent to such action shall be filed with the person acting as the secretary of the meeting before the adjournment thereof or shall be forwarded by registered mail to the secretary of the corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to any member who voted in favor of such action.

Section 3.12    Action by Written Consent. Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted to be taken at any meeting of the board of directors, or of any committee thereof, may be taken without a meeting if all the then members of the board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the board or committee.

ARTICLE IV

OFFICERS

Section 4.1    Number. The officers of the corporation shall be elected by the board of directors and may consist of a chairman, a chief executive officer, a president, one or more vice presidents, a secretary, a treasurer, and such other officers and assistant officers as may be deemed necessary or desirable by the board of directors. Any number of offices may be held by the same person. In its discretion, the board of directors may choose not to fill any office for any period as it may deem advisable.

Section 4.2    Election and Term of Office. The officers of the corporation shall be elected annually by the board of directors at its first meeting held after each annual meeting of stockholders or as soon thereafter as conveniently may be. Vacancies may be filled or new offices created and filled at any meeting of the board of directors. Each officer shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

Section 4.3    Removal. Any officer or agent elected by the board of directors may be removed by the board of directors whenever in its judgment the best interests of the corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

Section 4.4    Vacancies. Any vacancy occurring in any office because of death, resignation, removal, disqualification or otherwise, may be filled by the board of directors for the unexpired portion of the term by the board of directors then in office.

Section 4.5    Compensation. Compensation of all officers shall be fixed by the board of directors, and no officer shall be prevented from receiving such compensation by virtue of his or her also being a director of the corporation.

Section 4.6    The Chairman of the Board. The Chairman of the Board, if one shall have been elected, shall be a member of the board of directors, may be an officer of the corporation, and, if present, shall preside at each meeting of the board of directors or stockholders. He shall advise the chief executive officer and, in the chief executive officer’s absence, the other officers of the corporation, and shall perform such other duties as may from time to time be assigned to him by the board of directors.

Section 4.7    The Chief Executive Officer. In the absence of the Chairman of the Board or if a Chairman of the Board shall have not been elected, the chief executive officer shall (i) preside at all meetings of the stockholders and board of directors at which he or she is present, (ii) subject to the powers of the board of directors, have general charge of the business, affairs and property of the corporation, and control over its officers, agents and employees, and (iii) see that all orders and resolutions of the board of directors are carried into effect. The chief executive officer shall have such other powers and perform such other duties as may be prescribed by the board of directors or as may be provided in these Bylaws.

Section 4.8    President; Vice Presidents. The president shall, in the absence or disability of the chief executive officer, act with all of the powers and be subject to all of the restrictions of the chief executive officer.

The president shall also perform such other duties and have such other powers as the board of directors, the chief executive officer or these Bylaws may, from time to time, prescribe. The vice-president, if any, or if there shall be more than one, the vice-presidents in the order determined by the board of directors shall, in the absence or disability of the president, act with all of the powers and be subject to all the restrictions of the president. The vice-presidents shall also perform such other duties and have such other powers as the board of directors, the president or these Bylaws may, from time to time, prescribe.

Section 4.9    The Secretary and Assistant Secretaries. The secretary shall attend all meetings of the board of directors, all meetings of the committees thereof and all meetings of the stockholders and record all the proceedings of the meetings in a book or books to be kept for that purpose. Under the chief executive officer’s supervision, the secretary shall (i) give, or cause to be given, all notices required to be given by these Bylaws or by law, (ii) have such powers and perform such duties as the board of directors, the chief executive officer or these Bylaws may, from time to time, prescribe, and (iii) have custody of the corporate seal of the corporation. The secretary, or an assistant secretary, shall have authority to affix the corporate seal to any instrument requiring it and when so affixed, it may be attested by his or her signature or by the signature of such assistant secretary. The board of directors may give general authority to any other officer to affix the seal of the corporation and to attest the affixing by his or her signature. The assistant secretary, or if there be more than one, the assistant secretaries in the order determined by the board of directors, shall, in the absence or disability of the secretary, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the board of directors, the chief executive officer, or secretary may, from time to time, prescribe.

Section 4.10    The Treasurer and Assistant Treasurer. The treasurer shall (i) have the custody of the corporate funds and securities, (ii) keep full and accurate accounts of receipts and disbursements in books belonging to the corporation, (iii) deposit all monies and other valuable effects in the name and to the credit of the corporation as may be ordered by the board of directors, cause the funds of the corporation to be disbursed when such disbursements have been duly authorized, taking proper vouchers for such disbursements, (v) render to the chief executive officer and the board of directors, at its regular meeting or when the board of directors so requires, an account of the corporation, and (vi) have such powers and perform such duties as the board of directors, the chief executive officer or these Bylaws may, from time to time, prescribe. If required by the board of directors, the treasurer shall give the corporation a bond (which shall be rendered every six years) in such sums and with such surety or sureties as shall be satisfactory to the board of directors for the faithful performance of the duties of the office of treasurer and for the restoration to the corporation, in case of death, resignation, retirement, or removal from office, of all books, papers, vouchers, money, and other property of whatever kind in the possession or under the control of the treasurer belonging to the corporation. The assistant treasurer, or if there shall be more than one, the assistant treasurers in the order determined by the board of directors, shall in the absence or disability of the treasurer, perform the duties and exercise the powers of the treasurer. The assistant treasurers shall perform such other duties and have such other powers as the board of directors, the chief executive officer, the president or treasurer may, from time to time, prescribe.

Section 4.11    Other Officers, Assistant Officers and Agents. Officers, assistant officers and agents, if any, which officers may include officers of any division of the corporation, other than those whose duties are provided for in these Bylaws, shall have such authority and perform such duties as may from time to time be prescribed by resolution of the board of directors.

Section 4.12    Absence or Disability of Officers.    In the case of the absence or disability of any officer of the corporation and of any person hereby authorized to act in such officer’s place during such officer’s absence or disability, the board of directors may by resolution delegate the powers and duties of such officer to any other officer or to any director, or to any other person whom it may select.

ARTICLE V

INDEMNIFICATION OF OFFICERS, DIRECTORS AND OTHERS

Section 5.1    Definitions. As used herein, the term “director” shall include each present and former director of the corporation and the term “officer” shall include each present and former officer of the corporation as such, and the terms “director” and “officer” shall also include each employee of the corporation, who, at the corporation’s request, is serving or may have served as a director or officer of another entity in which the corporation owns directly or indirectly, securities or of which it is a creditor. The term “expenses” shall include, but not be limited to, reasonable amounts for attorney’s fees, costs, disbursements and other expenses and the amount or amounts of judgments, fines, penalties and other liabilities.

Section 5.2    Indemnification. Each director and officer shall be and hereby is indemnified by the corporation, to the full extent permitted by law, against:

(a)    expenses incurred or paid by the director or officer in connection with any claim made against such director or officer, or any actual or threatened action, suit or proceeding (whether civil, criminal, administrative, investigative or other, including appeals and whether or not relating to a date prior to the adoption of this bylaw) in which such director or officer may be involved as a party or otherwise, by reason of being or having been a director or officer of the corporation, or of serving or having served at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action taken or not taken by such director or officer in such capacity, and

(b)    the amount or amounts paid by the director or officer in settlement of any such claim, action, suit or proceeding or any judgment or order entered therein, however, notwithstanding anything to the contrary herein, except as otherwise provided in Section 3(e) of this Article V, where a director or officer seeks indemnification in connection with a claim, action, suit or proceeding (or part thereof) voluntarily initiated by such director or officer, the right to indemnification granted hereunder shall be limited to proceedings where such director or officer has been wholly successful on the merits. Notwithstanding the preceding sentence, except as otherwise provided in Section 3(e) of this Article V, the corporation shall be required to indemnify a director or officer in connection with a proceeding (or part thereof) commenced by such director or officer only if the commencement of such proceeding (or part thereof) by the director or officer was authorized in the specific case by the board of directors of the corporation.

Section 5.3 Miscellaneous.

(a)    Expenses incurred in defending any claim, action, suit or proceeding of the character described in Section 2(a) of this Article V above shall be advanced by the corporation prior to the final disposition thereof upon receipt of an undertaking by or on behalf of the recipient to repay such amounts if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this Article V.

(b)    The rights of indemnification and advancement of expenses herein provided for shall be severable, shall not be exclusive of other rights to which any director or officer now or hereafter may be entitled under the Certificate of Incorporation, any agreement, vote of stockholders or disinterested directors or otherwise and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors, and administrators of such a person.

(c)    The obligations of the corporation under the provisions of this Bylaw to indemnify and advance expenses to a director or officer shall be deemed to be a contract between the corporation and each director or officer who serves in such capacity, and no modification or repeal of any provision of this bylaw shall affect, to the detriment of such person, such obligations of the corporation in connection with a claim based on any act or failure to act occurring before such modification or repeal.

(d)    The board of directors shall have power on behalf of the corporation to grant indemnification to any person other than a director or officer to such extent as the board of directors in its discretion may from time to time determine.

(e)    If a claim for indemnification or advancement of expenses under this Bylaw is not paid in full within sixty days after a written claim therefor by the director or officer has been received by the corporation, the director or officer may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim, to the fullest extent permitted by applicable law.

(f)    The corporation’s obligation, if any, to indemnify or advance expenses to any director or officer who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall be reduced by any amount such person may collect as indemnification or advancement from such other corporation, partnership, joint venture, trust or other enterprise.

ARTICLE VI

CERTIFICATES OF STOCK

Section 6.1    Form.    Every holder of stock in the corporation shall be entitled to have a certificate, signed by, or in the name of the corporation by the chairman of the board, the chief executive officer, the president or a vice president and the secretary or an assistant secretary of the corporation, certifying the number of shares owned by such holder in the corporation; provided, however, that the board of directors may provide by resolution or resolutions that some or all of any classes or series of its stock shall be uncertificated shares. If such a certificate is countersigned (i) by a transfer agent or an assistant transfer agent other than the corporation or its employee or (ii) by a registrar, other than the corporation or its employee, the signature of any such chairman of the board, chief executive officer, president, vice-president, secretary, or assistant secretary may be facsimiles. In case any officer or officers who have signed, or whose facsimile signature or signatures have been used on, any such certificate or certificates shall cease to be such officer or officers of the corporation whether because of death, resignation or otherwise before such certificate or certificates have been delivered by the corporation, such certificate or certificates may nevertheless be issued and delivered as though the person or persons who signed such certificate or certificates or whose facsimile signature or signatures have been used thereon had not ceased to be such officer or officers of the corporation. All certificates for shares shall be consecutively numbered or otherwise identified. The name of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered on the books of the corporation. Shares of stock of the corporation shall only be transferred on the books of the corporation by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the corporation of the certificate or certificates for such shares endorsed by the appropriate person or persons, with such evidence of the authenticity of such endorsement, transfer, authorization, and other matters as the corporation may reasonably require, and accompanied by all necessary stock transfer stamps. In that event, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate or certificates, and record the transaction on its books. The board of directors may appoint a bank or trust company organized under the laws of the United States or any state thereof to act as its transfer agent or registrar, or both in connection with the transfer of any class or series of securities of the corporation.

Section 6.2    Lost Certificates. The board of directors may direct a new certificate or certificates to be issued in place of any certificate or certificates previously issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. When authorizing such issue of a new certificate or certificates, the board of directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed certificate or certificates, or his or her legal representative, to give the corporation a bond sufficient to indemnify the corporation against any claim that may be made against the corporation on account of the loss, theft or destruction of any such certificate or the issuance of such new certificate.

Section 6.3    Fixing a Record Date for Stockholder Meetings. In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which record date shall not be more than sixty nor less than ten days before the date of such meeting. If no record date is fixed by the board of directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for the adjourned meeting.

Section 6.4    Fixing a Record Date for Action by Written Consent. In order that the corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the board of directors. If no record date has been fixed by the board of directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the board of directors is required by statute, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the board of directors and prior action by the board of directors is required by statute, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the board of directors adopts the resolution taking such prior action.

Section 6.5    Fixing a Record Date for Other Purposes. In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purposes of any other lawful action, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.

Section 6.6    Subscriptions for Stock. Unless otherwise provided for in the subscription agreement, subscriptions for shares shall be paid in full at such time, or in such installments and at such times, as shall be determined by the board of directors. Any call made by the board of directors for payment on subscriptions shall be uniform as to all shares of the same class or as to all shares of the same series. In case of default in the payment of any installment or call when such payment is due, the corporation may proceed to collect the amount due in the same manner as any debt due the corporation.

ARTICLE VII

GENERAL PROVISIONS

Section 7.1    Dividends. Dividends upon the capital stock of the corporation, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the board of directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or any other purpose and the directors may modify or abolish any such reserve in the manner in which it was created.

Section 7.2    Checks, Drafts or Orders. All checks, drafts, or other orders for the payment of money by or to the corporation and all notes and other evidences of indebtedness issued in the name of the corporation shall be signed by such officer or officers, agent or agents of the corporation, and in such manner, as shall be determined by resolution of the board of directors or a duly authorized committee thereof.

Section 7.3    Contracts. The board of directors may authorize any officer or officers, or any agent or agents, of the corporation to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the corporation, and such authority may be general or confined to specific instances.

Section 7.4    Loans. The corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiary, including any officer or employee who is a director of the corporation or its subsidiary, whenever, in the judgment of the directors, such loan, guaranty or assistance may reasonably be expected to benefit the corporation. The loan, guaranty or other assistance may be with or without interest, and may be unsecured, or secured in such manner as the board of directors shall approve, including, without limitation, a pledge of shares of stock of the corporation. Nothing in this section contained shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.

Section 7.5    Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the board of directors.

Section 7.6    Corporate Seal. The board of directors may provide a corporate seal which shall be in the form of a circle and shall have inscribed thereon the name of the corporation and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

Section 7.7    Voting Securities Owned By Corporation. Voting securities in any other corporation held by the corporation shall be voted by the chief executive officer, unless the board of directors specifically confers authority to vote with respect thereto, which authority may be general or confined to specific instances, upon some other person or officer. Any person authorized to vote securities shall have the power to appoint proxies, with general power of substitution.

Section 7.8    Inspection of Books and Records. Any stockholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the corporation’s stock ledger, a list of its stockholders, and its other books and records, and to make copies or extracts therefrom. A proper purpose shall mean any purpose reasonably related to such person’s interest as a stockholder. In every instance where an attorney or other agent shall be the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing which authorizes the attorney or other agent to so act on behalf of the stockholder. The demand under oath shall be directed to the corporation at its registered office in the State of Delaware or at its principal place of business.

Section 7.9    Section Headings. Section headings in these Bylaws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

Section 7.10    Inconsistent Provisions. In the event that any provision of these Bylaws is or becomes inconsistent with any provision of the Certificate of Incorporation, the General Corporation Law of the State of Delaware or any other applicable law, the provision of these Bylaws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

ARTICLE VIII

AMENDMENTS

These Bylaws may be amended, altered, or repealed and new Bylaws adopted at any meeting of the board of directors by a majority vote. The fact that the power to adopt, amend, alter, or repeal the Bylaws has been conferred upon the board of directors shall not divest the stockholders of the same powers.

ANNEX I

CONDITIONS TO THE OFFER

The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of the conditions set forth in clauses “(a)” through “(h)” below. Accordingly, Purchaser shall not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act) pay for, and may delay the acceptance for payment of, or (subject to any such rules and regulations) the payment for, any validly tendered (and not validly withdrawn) Shares, and, to the extent permitted by this Agreement, may (i) terminate the Offer: (A) upon termination of this Agreement; and (B) at any scheduled Expiration Date (subject to any extensions of the Offer pursuant to Section 1.1(c) of this Agreement) or (ii) amend the Offer as otherwise permitted by this Agreement, if: (A) the Minimum Condition shall not be satisfied as of one minute following 11:59 p.m. Eastern Time on the Expiration Date of the Offer; or (B) any of the additional conditions set forth in clauses “(b)” through “(h)” below shall not be satisfied or waived in writing by Parent as of one minute following 11:59 p.m. Eastern Time on the Expiration Date of the Offer:

(a)    there shall have been validly tendered and not validly withdrawn Shares that, considered together with all other Shares (if any) beneficially owned by Parent or any of its wholly owned Subsidiaries (but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been received, as defined by Section 251(h)(6) of the DGCL), would represent a majority of Shares outstanding at the time of the expiration of the Offer (the “Minimum Condition”);

(b)    (i) the representations and warranties of the Company as set forth in Section 3.1(a) and (b) (Due Organization; No Subsidiaries, Etc.), Section 3.21 (Authority; Binding Nature of Agreement) and Section 3.23 (Merger Approval) shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects at and as of the Offer Acceptance Time as if made on and as of such time (it being understood that the accuracy of those representations or warranties that address matters only as of a specific date shall be measured (subject to the applicable materiality standard as set forth in this clause (b)(i)) only as of such date);

(ii) the representations and warranties of the Company as set forth in the first sentence of Section 3.5 (Absence of Changes) shall have been accurate as of the date of this Agreement and shall be accurate at and as of the Offer Acceptance Time as if made on and as of such time (it being understood that the accuracy of those representations or warranties that address matters only as of a specific date shall be measured (subject to the applicable materiality standard as set forth in this clause (b)(ii)) only as of such date);

(iii) the representations and warranties of the Company as set forth in subsections (a), (c), and (e) of Sections 3.3 (Capitalization, Etc.) shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects at and as of the Offer Acceptance Time as if made on and as of such time, except to the extent the failures of such representations and warranties to be true and correct individually and in the aggregate would not result in an increase in the aggregate Offer Price and Merger Consideration payable by Parent and Purchaser in connection with the Offer and the Merger of more than $10,000,000 (it being understood that the accuracy of those representations or warranties that address matters only as of a specific date shall be measured (subject to the applicable materiality standard as set forth in this clause (b)(iii)) only as of such date); and

(iv) the representations and warranties of the Company as set forth in this Agreement (other than those referred to in clauses “(i)”, “(ii)” and “(iii)” above) shall have been accurate in all respects as of the date of this Agreement, and shall be accurate in all respects at and as of the Offer Acceptance Time as if made on and as of such time, except that any inaccuracies in such representations and warranties shall be disregarded if all such inaccuracies (considered collectively, including any inaccuracies referred to in clauses (i), (ii) and (iii) above) do

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not constitute, and would not reasonably be expected to have, a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, (A) all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded and (B) the accuracy of those representations or warranties that address matters only as of a specific date shall be measured (subject to the applicable materiality standard as set forth in this clause (b)(iv)) only as of such date);

(c)    the Company shall have complied with, or performed, in all material respects all of the Company’s covenants and agreements it is required to comply with or perform at or prior to the Offer Acceptance Time;

(d)    Parent and Purchaser shall have received a certificate executed on behalf of the Company by the Company’s Chief Executive Officer or Chief Financial Officer confirming that the conditions set forth in clauses “(b)” and “(c)” above and clause “(g)” have been duly satisfied;

(e)    (i) any consent, approval or clearance with respect to, or terminations or expiration of any applicable mandatory waiting period (and any extensions thereof) imposed under the HSR Act shall have been received or shall have terminated or expired, as the case may be, (ii) there shall not be in effect any agreement between Parent, Purchaser or the Company and the Federal Trade Commission or the Department of Justice pursuant to which Parent, Purchaser or the Company has agreed not to consummate the Merger for any period of time and (iii) the conditions set forth on Part 6.2(d) of the Company Disclosure Schedule shall have been met;

(f)    there shall not have been issued by any court of competent jurisdiction or remain in effect any judgment, temporary restraining order, preliminary or permanent injunction or other order preventing the acquisition of or payment for Shares pursuant to the Offer or the consummation or the Offer or the Merger nor shall any action have been taken, or any applicable Law or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any Governmental Body which directly or indirectly prohibits, or makes illegal, the acquisition of or payment for Shares pursuant to the Offer, or the consummation of the Merger (each of the conditions in clauses “(e)” and “(f)” (in case of “(f)”, as such condition directly relates to the HSR Act and any other Antitrust Laws set forth on Part 6.2(d) of the Company Disclosure Schedule), the “Regulatory Condition”);

(g)    after the date of this Agreement, there shall not have occurred a Material Adverse Effect that is continuing; and

(h)    this Agreement shall not have been terminated in accordance with its terms.

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